Exhibit 4.5.1

EXELON EMPLOYEE SAVINGS PLAN

FOR REPRESENTED EMPLOYEES AT CLINTON

(Amended & Restated Effective January 1, 2015)

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EXELON EMPLOYEE SAVINGS PLAN

FOR REPRESENTED EMPLOYEES AT CLINTON

(Amended & Restated Effective January 1, 2015)

WHEREAS, the Exelon Employee Savings Plan for Represented Employees at Clinton (the “Plan”) was established in recognition of the contribution made to its successful operation by its employees and for the exclusive benefit of its eligible employees;

WHEREAS, the Plan is designated as a “profit sharing plan” within the meaning of Treasury Regulation § 1.401-1(a)(2)(ii) and is intended to be a section 404(c) of ERISA plan within the meaning of Department of Labor Regulation § 2550.404c-1;

WHEREAS, the portion of the Plan invested in the Employer Stock Fund described in Section 6(b) is designated as an “employee stock ownership plan” within the meaning of section 4975(e)(7) of the Code and, as such, is designed to invest primarily in “qualifying employer securities” as defined in section 4975(e)(8) of the Code; and

WHEREAS, under the terms of the Plan, the Company has the ability to amend the Plan;

NOW, THEREFORE, effective January 1, 2015, except as otherwise provided, the Plan is hereby amended to reflect various changes and the terms of this document shall apply to Employees whose employment is terminated on or after January 1, 2015 and to the beneficiaries of such Employees. The rights and benefits of Employees whose employment terminates before January 1, 2015 and of the beneficiaries of such Employees shall be determined under the Exelon Employee Savings Plan for Represented Employees at Clinton as in effect at the time of such Employees’ termination, including any provisions of this Plan effective at such time; provided, however, that certain provisions of Section 2 (relating to administration), Sections 5 and 13 (relating to limitations on benefits), Section 12 (relating to amendment and termination of the Plan) and Section 18 (relating to miscellaneous provisions) shall be effective for all such persons.

SECTION 1. DEFINITIONS

(a) “Account” shall mean all or any of the Salary Reduction Contribution Account, which shall be divided into a Before-Tax Contribution Account and a Designated Roth Contribution Account, Matching Contribution Account and, if applicable, Rollover Account and/or After-Tax Contribution Account maintained for an individual Member or beneficiary pursuant to the terms of the Plan.

(b) “Administrator” or “Plan Administrator” shall mean the Company acting through the Company’s Director, Employee Benefit Plans & Programs, or such other person or committee appointed by the Chief Human Resources Officer.

(c) “After-Tax Contributions” shall mean contributions made pursuant to the provisions of subsection 4(b).

(d) “Annual Additions” shall mean the sum for any Limitation Year of (i) Employer contributions (other than any “catch-up” contributions described in section 414(v) of the Code or any plan restorative payments (within the meaning of Treasury Regulation § 1.415(c)-1(b)(2)(ii)(C)), (ii) employee contributions (other than any rollover contributions (within the meaning of sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8) and 408(d)(3) of the Code), any plan loan repayments, and any direct transfers made from another qualified employer plan within the meaning of section 401(a) of the Code), (iii) forfeitures and (iv) amounts described in sections 415(l)(1) and 419A(d)(2) of the Code, which are allocated to the account of an Eligible Employee to any post-retirement medical benefits account established pursuant to section 419A(d)(1) of the Code maintained on behalf of such Eligible Employee. “Annual Additions” shall include excess contributions as defined in section 401(k)(8)(B) of the Code and excess aggregate contributions as defined in section 401(m)(6)(B) of the Code, regardless of whether such amounts are distributed or forfeited; provided, however, that “Annual Additions” shall not include excess deferrals as described in section 402(g) of the Code that are distributed in accordance with subsection 4(e)(i) or Default Before-Tax Contributions that are distributed pursuant to subsection 4(a)(iii)(B).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the same as may be further amended from time to time.

(f) “Company” shall mean for periods on and after January 8, 2009, Exelon Corporation, a Pennsylvania corporation, or any successor or successors, and for periods prior to January 8, 2009, AmerGen Energy Company, LLC, a Delaware limited liability company.

(g) “Compensation” shall mean a Member’s regular basic compensation from the Employer paid during a Plan Year for services rendered, including nuclear license premiums, and effective January 1, 2009, differential wage payments (as defined in section 3401(h) of the Code), if any, but excluding bonuses, overtime, and commissions, any Employer contributions or benefits under this Plan or any other pension, profit sharing, insurance, hospitalization or other plan or policy (including any amounts not deducted on a pre-tax basis for group health coverage because the Member is unable to certify that he has other health coverage, so long as the Employer does not request or collect information regarding the Member’s other health coverage as part of the enrollment process for the Employer’s health plan) or a qualified transportation fringe benefit plan, maintained by the Employer for the benefit of such Member, and all other extraordinary and unusual payments. Notwithstanding the foregoing, the maximum amount of Compensation for any Plan Year shall be limited to the dollar limitation applicable under section 401(a)(17) of the Code, as adjusted for increases in the cost-of-living at the same time and in the same manner as adjustments under section 415(d) of the Code. Notwithstanding the foregoing, an amount classified as Compensation under the preceding sentences shall not be Compensation for purposes of the Plan if such amount is paid to the Member after the Member’s severance from employment unless (i) such amount is regular compensation for services during the Member’s regular working hours or compensation for services outside the Member’s regular working hours and (ii) such amount is paid on or before the later of (A) 2 1/2 months after the Member’s severance from employment and (B) the last day of the Plan Year during which the Member’s severance from employment occurs.

For purposes of subsection 4(l), “Compensation” shall mean the base salary or wages and any bonus or incentive payments the Member would have received during a period of Qualified Military Service, computed on the basis of the Member’s regular work schedule as of the beginning of the period of Qualified Military Service (or, if the amount of such Compensation is not reasonably certain, the Member’s average Compensation for the 12-month period immediately preceding the Member’s period of Qualified Military Service); provided, however, that the Member returns to work within the period during which his right to reemployment is protected by law.

(h) “Corporate Investment Committee” shall mean the Company acting through the Committee consisting of the executives or other persons designated from time to time in the charter of such Committee.

(i) “Default Before-Tax Contributions” shall mean amounts contributed by an Employer pursuant to the provisions of subsection 4(a)(iii)(A).

(j) “Disability” shall mean a medically determinable physical or mental impairment of a permanent nature which prevents an Eligible Employee from performing his essential job functions.

(k) “Effective Date” shall mean December 15, 1999. The effective date of this amended and restated Plan is January 1, 2015, except as otherwise provided herein or required by law.

(l) “Eligible Employee” shall mean each Employee of an Employer working at the Clinton facility who is covered by a collective bargaining agreement that specifically provides for participation in this Plan and shall not include any Employee who is not covered by a collective bargaining agreement or any Employee who is covered by a collective bargaining agreement that provides for the Employee’s participation in the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek or the Exelon Corporation Employee Savings Plan.

(m) “Employee” shall mean each individual whose relationship with an Employer is, under common law, that of an employee. It is expressly intended that an individual rendering services to an Employer pursuant to any of the following agreements shall be excluded from Plan participation even if a court or administrative agency determines that such individual is an Employee: (i) an agreement providing that such services are to be rendered as an independent contractor, (ii) an agreement with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not an Employer or (iii) an agreement that contains a waiver of participation in the Plan. The term “Employee” shall not include independent contractors or any other persons who are not treated by an Employer as employees for purposes of withholding federal employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding.

(n) “Employer” shall mean the Company and any other Related Entity that, with the consent of the Company, elects to participate in the Plan in the manner described in Section 15 and any successor entity that adopts the Plan pursuant to Section 16. If any entity described in the preceding sentence withdraws from participation in the Plan pursuant to subsection 15(b), such entity shall thereupon cease to be an Employer.

(o) “Entry Date” shall mean the first day of employment with an Employer.

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the same as may be amended from time to time.

(q) “Fund” shall mean the assets of the Plan.

(r) “Hour of Service”

(i) General Rule. “Hour of Service” shall mean each hour (A) for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer or a Related Entity for the performance of duties or (B) for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer or a Related Entity. These hours shall be credited to the Employee for the period or periods in which the duties were performed or to which the award or agreement pertains irrespective of when payment is made. The same hours shall not be credited under both (A) and (B) above.

(ii) Paid Absences. An Employee shall also be credited with one Hour of Service for each hour for which the Employee is directly or indirectly paid, or entitled to payment, by an Employer or a Related Entity for reasons other than the performance of duties such as paid absence due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, funeral leave or authorized leave of absence for a period not exceeding one year for any reason in accordance with a uniform policy established by the Administrator; provided, however, not more than 501 Hours of Service shall be credited to an Employee under this sentence on account of any single, continuous period during which the Employee performs no duties and provided, further, that no credit shall be given if payment (A) is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws or (B) is made solely to reimburse an Employee for medical or medically related expenses incurred by the Employee.

(iii) Military. An Employee shall also be credited with one Hour of Service for each hour during which the Employee is absent during a period of Qualified Military Service and for which the Employee would otherwise be credited with an Hour of Service, provided he returns to employment with an Employer or a Related Entity within the period during which his right to reemployment is protected by law.

(iv) Miscellaneous. For purposes of this subsection 1(r), Department of Labor Regulation § 2530.200b-2(b) and (c) are incorporated by reference. Nothing herein shall be construed as denying an Employee credit for an Hour of Service if credit is required by separate federal law.

(s) “Investment Category” shall mean a separate investment fund or medium which the Investment Fiduciary directs the Trustee to make available under the terms of the Plan.

(t) “Investment Fiduciary” shall mean the Company acting through the Exelon Investment Office.

(u) “Limitation Year” shall mean the consecutive 12-month period commencing January 1st and ending December 31st.

(v) “Mandatory Distribution Date” shall mean April 1 of the calendar year following the later of (i) the calendar year in which the Member attains age 70 1/2, or (ii) in the case of a Member who is not a 5% owner (within the meaning of section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which the Member attains age 70 1/2, the calendar year in which the Member’s employment with the Employer and the Related Entities terminates, as elected by the Member.

(w) “Matching Contribution” shall mean a contribution made by an Employer pursuant to the provisions of subsection 4(d).

(x) “Member” shall mean each and every Eligible Employee who satisfies the requirements for participation under Section 3 hereof and any person who has an Account held under the Plan.

(y) “Normal Retirement Date” shall mean the date on which a Member attains age 65.

(z) “Party in Interest” shall mean a “party in interest” as defined in section 3(14) of ERISA.

(aa) “Plan” shall mean the Exelon Employee Savings Plan for Represented Employees at Clinton, a profit sharing plan, established December 15, 1999 as the AmerGen Employee Savings Plan for Clinton Bargaining Employees, and as set forth herein effective January 1, 2015 and the same as may be amended from time to time.

(bb) “Plan Year” shall mean the consecutive 12-month period commencing January 1st and ending December 31st.

(cc) “Qualified Military Service” shall mean any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Member’s right to reemployment is protected by law.

(dd) “Qualified Reservist” shall mean an individual who is (i) a member of a reserve component (as defined in chapter 1 of title 37, United States Code) and (ii) ordered or called to active duty, for a period in excess of 179 days or for an indefinite period, after September 11, 2001.

(ee) “Related Entity” shall mean (i) all corporations which are members with an Employer in a controlled group of corporations within the meaning of section 1563(a) of the Code, determined without regard to sections 1563(a)(4) and (e)(3)(C) of the Code, (ii) all trades or businesses (whether or not incorporated) which are under common control with an Employer as determined by regulations promulgated under section 414(c) of the Code, (iii) all trades or businesses which are members of an affiliated service group with an Employer within the meaning of section 414(m) of the Code and (iv) any entity required to be aggregated with an Employer under regulations prescribed under section 414(o) of the Code (to the extent provided in such regulations); provided, however, for purposes of Section 5, the definition shall be modified to substitute the phrase “more than 50%” for the phrase “at least 80%” each place it appears in section 1563(a)(1) of the Code. Furthermore, for purposes of crediting Hours of Service for eligibility to participate, service performed as a leased employee (within the meaning of section 414(n) of the Code) of an Employer or a Related Entity shall be treated as service performed for an Employer or a Related Entity. An entity is a Related Entity only during those periods in which it is included in a category described in this subsection.

(ff) “Salary Reduction Contribution” shall mean amounts contributed by an Employer pursuant to the provisions of subsection 4(a). The term “Salary Reduction Contributions” includes “Designated Roth Contributions”, if any, and “Before-Tax Contributions” (which shall include Default Before-Tax Contributions, if any). For purposes of the Plan, (1) the term “Designated Roth Contributions” shall mean Salary Reduction Contributions designated as Roth contributions pursuant to subsection 4(a) by an Eligible Employee, and (2) the term “Before-Tax Contributions” shall mean Salary Reduction Contributions that are not designated as Roth contributions pursuant to subsection 4(a) by an Eligible Employee.

(gg) “Trustee” shall mean such person, persons or corporate fiduciary that executes the trust agreement provided for in subsection 6(a) to hold legal title to the Fund, or any successor trustee or, if there is more than one trustee acting at any time, all of such trustees collectively.

(hh) “Valuation Date” shall mean each business day of the Plan Year, or such other less frequent dates determined by the Administrator to accommodate the nature, management and administration of specified Investment Categories or, effective on and after January 1, 2016, the Employer Stock Fund described in Section 6(b).

(ii) “Wage Payment Date” shall mean a date on which an Employee receives Compensation from an Employer.

(jj) “Year of Service” shall mean a 12-month computation period beginning on an Employee’s date of hire during which the Employee is credited with at least 1,000 Hours of Service. For purposes of eligibility under Section 3, the applicable computation period begins on an Employee’s date of hire and on the first day of each Plan Year beginning with the Plan Year that begins during the Employee’s initial computation period.

SECTION 2. ADMINISTRATION OF THE PLAN

(a) ERISA Reporting and Disclosure. The Administrator shall file all reports and distribute to Members and beneficiaries reports and other information required under ERISA.

(b) Administrator. The Administrator shall be the “administrator” of the Plan, within the meaning of such term as used in ERISA. In addition, the Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to administrative matters involving the Plan and not with respect to any investment of the Plan’s assets. The Administrator shall have the following duties, responsibilities and rights:

(i) The Administrator shall have the duty and discretionary authority to interpret and construe the Plan in regard to all questions of eligibility, the status and rights of Members, distributees and other persons under the Plan, and the manner, time, and amount of payment of any distribution under the Plan. Benefits under the Plan shall be paid to a Member or beneficiary only if the Administrator, in its discretion, determines that such person is entitled to benefits.

(ii) The Administrator shall direct the Trustee to make payments of amounts to be distributed from the Fund under Section 9.

(iii) The Administrator shall supervise the collection of Members’ contributions made pursuant to Section 4 and the delivery of such contributions to the Trustee.

(iv) The Administrator shall have all powers and responsibilities necessary to administer the Plan, except those powers that are specifically vested in the Investment Fiduciary, the Corporate Investment Committee or the Trustee.

(v) Each Employer shall, from time to time, upon request of the Administrator, furnish to the Administrator such data and information as the Administrator shall require in the performance of its duties.

(vi) The Administrator may require a Member or beneficiary to complete and file certain applications or forms approved by the Administrator and to furnish such information requested by the Administrator. The Administrator and the Plan may rely upon all such information so furnished to the Administrator.

(vii) The Administrator shall be the Plan’s agent for service of legal process and forward all necessary communications to the Trustee.

(c) Removal of Administrator. The Chief Human Resources Officer shall have the right at any time, with or without cause, to remove the Administrator (including any member of a committee that constitutes the Administrator). The Administrator may resign and the resignation shall be effective upon delivery of the written resignation to the Chief Human Resources Officer. Upon the resignation, removal or failure or inability for any reason of the Administrator to act hereunder, the Chief Human Resources Officer shall appoint a successor. Any successor Administrator shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. None of the Company, any member of the board of directors of the Company who is not the Chief Human Resources Officer, nor any other person shall have any responsibility regarding the retention or removal of the Administrator.

(d) The Investment Fiduciary. The Investment Fiduciary shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to matters involving the investment of assets of the Plan and, any contrary provision of the Plan notwithstanding, in all events subject to the limitations contained in sections 404(a)(2) and 404(c) of ERISA and all other applicable limitations. The Investment Fiduciary shall have the following duties, responsibilities and rights:

(i) The Investment Fiduciary shall be the “named fiduciary” for purposes of designating the Investment Categories under Section 6 and for purposes of appointing one or more investment managers as described in ERISA.

(ii) The Investment Fiduciary shall be solely responsible for all matters involving investment of the Employer Stock Fund described in Section 6(b) and neither the Company nor any other person shall have any responsibility with respect to investment of such fund.

(iii) Each Employer shall, from time to time, upon request of the Investment Fiduciary, furnish to the Investment Fiduciary such data and information as the Investment Fiduciary shall require in the performance of its duties.

(e) The Corporate Investment Committee. The Corporate Investment Committee shall be responsible for overall monitoring of the performance of the Investment Fiduciary. The Corporate Investment Committee shall have the right at any time, with or without cause, to remove one or more employees of the Exelon Investment Office or to appoint another person or committee to act as Investment Fiduciary. Any successor Investment Fiduciary member shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. The power and authority of the Corporate Investment Committee with respect to the Plan shall be limited solely to the monitoring and removal of the members of the Investment Fiduciary and the Corporate Investment Committee shall have no other duties or responsibilities with respect to the Plan. None of the Company, any member of the board of directors who is not a member of the Corporate Investment Committee, nor any other person shall have any responsibility regarding the appointment or removal of the members of Investment Fiduciary.

(f) Status of Administrator, the Investment Fiduciary and the Corporate Investment Committee. The Administrator, any person acting as, or on behalf of, the Investment Fiduciary, and any member of the Corporate Investment Committee may, but need not, be an Employee, trustee or officer of an Employer and such status shall not disqualify such person from taking any action hereunder or render such person accountable for any distribution or other material advantage received by him or her under this Plan, provided that no Administrator, person acting as, or on behalf of, the Investment Fiduciary, or any member of the Corporate Investment Committee who is a Member shall take part in any action of the Administrator or the Investment Fiduciary on any matter involving solely his or her rights under this Plan.

(g) Notice to Trustee of Members. The Trustee shall be notified as to the names of the Administrator and the person or persons authorized to act on behalf of the Investment Fiduciary.

(h) Allocation of Responsibilities. Each of the Administrator, the Investment Fiduciary and the Corporate Investment Committee may allocate their respective responsibilities and may designate any person, persons, partnership or corporation to carry out any of such responsibilities with respect to the Plan. Any such allocation or designation shall be reduced to writing and such writing shall be kept with the records of the Plan.

(i) General Governance. The Corporate Investment Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a member of such Committee. The secretary of the Corporate Investment Committee shall keep a record of all meetings and forward all necessary communications to the Employers or the Trustee. All decisions of the Corporate Investment Committee shall be made by the majority, including actions taken by written consent. The Administrator, the Investment Fiduciary and the Corporate Investment Committee may adopt such rules and procedures as it deems desirable for the conduct of its affairs, provided that any such rules and procedures shall be consistent with the provisions of the Plan.

(j) Indemnification. The Employers hereby jointly and severally indemnify the Administrator, the persons employed in the Exelon Investment Office, the members of the Corporate Investment Committee, the Chief Human Resources Officer, and the directors, officers and employees of the Employers and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan (including but not limited to judgments, attorney fees and costs with respect to any and all related claims, subject to the Company’s notice of and right to direct any litigation, select any counsel or advisor, and approve any settlement), except to the extent that such effects and consequences result from their own willful misconduct. The foregoing indemnification shall be in addition to (and secondary to) such other rights such persons may enjoy as a matter of law or by reason of insurance coverage of any kind.

(k) No Compensation. None of the Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Administrator, Investment Fiduciary or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Related Entity for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

(l) Employ of Counsel and Agents. The Administrator, the Investment Fiduciary and the Corporate Investment Committee may employ such counsel (who may be counsel for an Employer) and agents and may arrange for such clerical and other services as each may require in carrying out its respective duties under the Plan.

(m) Correction of Error. If it comes to the attention of the Administrator that an error has been made in the amount of benefits payable, or paid, to any Member or beneficiary under the Plan, the Administrator shall be permitted to correct such error by whatever means that the Administrator, in its sole discretion determines, including by offsetting future benefits payable to the Member or beneficiary or requiring repayment of benefits to the Plan, except that no adjustment need be made with respect to any Member or beneficiary whose benefit has been distributed in full prior to the discovery of such error.

(n) Claims. Any Member or distributee who believes he is entitled to benefits in an amount greater than those which he is receiving or has received may file a claim with the Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the Administrator’s decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable regulations. If the Administrator determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. The notice of the decision of the Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the Administrator shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right (subject to the limitations described in subsections (o) and (p)) to bring a civil action under section 502 of ERISA following an adverse benefit determination on review. The Administrator shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the Vice President, Health & Benefits (or such other officer designated from time to time by the Chief Human Resources Officer) of the adverse benefit determination by filing with such officer, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit to such officer written comments, documents, records and other information relating to the claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by the officer within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the officer’s final decision. If the officer determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the officer expects to render the determination on review. The review of the officer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

(o) Statute of Limitations for Actions under the Plan. Except for actions to which the statute of limitations prescribed by section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Company’s Vice President, Health & Benefits (or such other officer designated from time to time by the Chief Human Resources Officer) in response to the claimant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

(p) Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any Member, any beneficiary or any other person shall be litigated in the federal courts located in the Northern District of Illinois, the Eastern District of Pennsylvania or the District of Maryland, whichever is most convenient, and no other federal or state court; provided, however, that any such action brought or purporting to be brought in a representative capacity (including, without limitation, actions that at any time seek or attain class certification and actions brought pursuant to section 502 of ERISA) shall be litigated exclusively in the federal courts located in the Northern District of Illinois in Chicago.

(q) Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Member, beneficiary or any other person, or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Member, beneficiary or any other person against the Plan, the Administrator, the Investment Fiduciary, the Vice President, Health & Benefits, any Plan fiduciary, the Chief Human Resources Officer, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Member, beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

SECTION 3. PARTICIPATION IN THE PLAN

(a) Initial Eligibility. Each Eligible Employee who was a Member on December 31, 2014 shall continue to be a Member as of January 1, 2015. Each other Eligible Employee who, as of his hire date, is scheduled to work at least 20 hours per week on a regular basis or at least 1,000 Hours of Service during the 12-month computation period beginning on his hire date shall become a Member for purposes of Section 4 on the Entry Date coinciding with or next following his hire date as an Eligible Employee by the Employer. Each Eligible Employee who, as of his hire date, is scheduled to work less than 20 hours per week on a regular basis or less than 1,000 Hours of Service during the 12-month computation period beginning on his hire date shall become a Member for purposes of Section 4 on the Entry Date following the date the Eligible Employee completes one Year of Service. Payroll deduction shall begin on the first administratively feasible Wage Payment Date following such Eligible Employee’s enrollment in accordance with subsections 4(a) and (b).

(b) Termination and Requalification. An Eligible Employee who ceases to be an Eligible Employee for any reason shall qualify initially or requalify for participation immediately upon becoming or again becoming an Eligible Employee.

(c) Transfer of Employment to Membership in Another Collective Bargaining Unit. Notwithstanding anything contained in the Plan to the contrary, if an Employee transfers employment to, or is reemployed in, a position covered by a collective bargaining agreement, such Employee shall not be eligible to participate in this Plan unless the collective bargaining agreement governing such transfer or reemployment, as applicable, provides for such participation for such position.

SECTION 4. ELIGIBLE EMPLOYEE AND COMPANY CONTRIBUTIONS

(a) Salary Reduction Contributions.

(i) In General. Each Eligible Employee who has satisfied the requirements for participation may contribute an even multiple of 1.0%, which is not less than 1% and not more than 50%, of his Compensation for any payroll period as he shall elect in the manner and pursuant to the procedures prescribed by the Administrator or its delegate. Contributions under this subsection 4(a) shall be accomplished through direct reduction of Compensation in each payroll period that the election is in effect. An Eligible Employee may change his contribution rate at any time in the manner and pursuant to the procedures prescribed by the Administrator or its delegate. All contributions under this subsection 4(a) shall be deemed to be Employer contributions made on behalf of Eligible Employees to a qualified cash or deferred arrangement (within the meaning of section 401(k)(2) of the Code).

(ii) Before-Tax Contributions and Designated Roth Contributions. An election made by an Eligible Employee to commence, change, suspend or resume Salary Reduction Contributions pursuant to this subsection 4(a) shall designate the portion of such contributions that are to be Designated Roth Contributions includible in the Eligible Employee’s gross income when made pursuant to section 402A of the Code. Such designation is irrevocable with respect to contributions made or to be made with respect to Compensation currently available. Any such election made by an Eligible Employee which does not expressly designate a portion of Salary Reduction Contributions as Designated Roth Contributions shall be deemed to designate no portion of Salary Reduction Contributions as Designated Roth Contributions. Any Salary Reduction Contributions that are not Designated Roth Contributions are referred to herein as Before-Tax Contributions.

(iii) Automatic Enrollment for Certain Employees.

(A) Deemed Election of Default Before-Tax Contributions. A Member whose hire date is on or after April 6, 2009 and who does not make an election pursuant to subsection 4(a)(i) or subsection 4(a)(ii) to make Salary Reduction Contributions shall be deemed to have elected to make Before-Tax Contributions (“Default Before-Tax Contributions”) equal to 3% (“Default Percentage”) of his Compensation for each payroll period and to have his Employer reduce his Compensation by the amount thereof. Such Member’s Default Percentage will increase by 1% each Plan Year, beginning with the second Plan Year that begins after the Default Percentage first applies to the Member, until it reaches 5%. The increase will be effective March 1 of each applicable Plan Year. Notwithstanding the foregoing, in the event a Member’s initial Default Before-Tax Contribution occurs during the period commencing on December 1 and ending the last day of February, the initial increase to such Member’s Default Percentage shall commence on the March 1 of the calendar year following the first anniversary of the Member’s initial Default Before-Tax Contribution. The effective date of the Member’s deemed election shall be 90 days after the Member receives a notice of his rights and obligations under this subsection 4(a)(iii) (the “Automatic Enrollment Notice”). During the 90-day period after the Member receives the Automatic Enrollment Notice, he shall have an opportunity to make an affirmative election to (i) not have any Default Before-Tax Contributions made on his behalf or (ii) have Before-Tax Contributions made in a different amount or percentage of Compensation by giving direction to the Administrator (or its delegate) in the manner prescribed by the Administrator. Any deemed election described in this subsection 4(a)(iii) shall be effective only with respect to Compensation not currently available to the Member. Each Member whose hire date is on or after April 6, 2009 shall be a “covered employee” for purposes of Treasury Regulation §1.414(w)-1(e)(3), regardless of whether such Member makes an affirmative election regarding Before-Tax Contributions. Notwithstanding the foregoing, an Employee who on or after April 6, 2009 becomes eligible to participate in the Plan as a result of the Employee’s rehire by an Employer shall not be deemed to have made an election automatically to have Before-Tax Contributions made on his behalf pursuant to this subsection 4(a)(iii).

(B) Withdrawal of Default Before-Tax Contributions. A Member deemed to elect Default Before-Tax Contributions pursuant to subsection 4(a)(iii) may elect, no later than 90 days after the first payroll date that the first Default Before-Tax Contributions on behalf of the Member occurs, to receive a distribution equal to the amount of all such contributions (adjusted for earnings and losses and reduced by any applicable fees) made with respect to the Member through the earlier of (a) the Wage Payment Date for the second payroll period that begins after the Member’s withdrawal request and (b) the first Wage Payment Date that occurs after 30 days following the Member’s request. An election by a Member to withdraw Default Before-Tax Contributions pursuant to this subsection 4(a)(iii)(B) shall be deemed to be an election by the Member, as of the date of the withdrawal election, to reduce his Before-Tax Contribution percentage to 0% (subject to any affirmative election by the Member to the contrary).

(b) After-Tax Contributions. Each Eligible Employee who has satisfied the requirements for participation may contribute an even multiple of 1.0%, which is not less than 1% and not more than 50%, and when aggregated with Salary Reduction Contributions under subsection 4(a), does not exceed 50% of his Compensation for any payroll period as he shall elect in the manner and pursuant to the procedures prescribed by the Administrator or its delegate. Contributions under this subsection 4(b) shall be made by payroll deduction in each payroll period that the election is in effect. An Eligible Employee may change his contribution rate at any time in the manner and pursuant to the procedures prescribed by the Administrator or its delegate.

(c) Additional Salary Reduction Contributions. Any Member who has attained, or will attain, age 50 prior to the end of a calendar year may elect to make additional Salary Reduction Contributions equal to any amount of his Compensation payable with respect to any payroll period; provided, however, that (1) Salary Reduction Contributions shall not be treated as contributed pursuant to this subsection 4(c) unless the Member is unable to make additional Salary Reduction Contributions for the calendar year under subsection 4(a) due to limitations imposed by the Plan or applicable federal law, and (2) the amount contributed pursuant to this subsection 4(c) for any calendar year and, to the extent required by Treasury Regulations, any other elective deferrals contributed on the Member’s behalf pursuant to section 414(v) of the Code for a calendar year shall not exceed the lesser of (A) the dollar amount applicable under section 414(v) of the Code or (B) the excess of the Member’s Compensation (as defined in subsection 5(b)) for the calendar year over the Salary Reduction Contributions contributed on the Member’s behalf under subsection 4(a) above for the calendar year. Salary Reduction Contributions for the calendar year under this subsection 4(c) shall not be subject to the limitations described in subsections 4(e) and 4(f) and Section 5.

(d) Company Matching Contributions. For each payroll period, the Employer shall contribute to the Plan for each Member a Matching Contribution in an amount equal to 100% (50% for periods prior to December 12, 2005) of Salary Reduction Contributions and/or After- Tax Contributions for that Member for the calendar month; provided, however, that the amount of Salary Reduction Contributions and/or After-Tax Contributions for which a Matching Contribution is made for periods on and after December 12, 2005 shall not exceed 4% of Compensation for each payroll period. Notwithstanding anything contained herein to the contrary, (i) no Matching Contributions shall be made with respect to Default Before-Tax Contributions that are withdrawn by a Member pursuant to subsection 4.1(a)(iii)(B) and (ii) any Matching Contributions made by an Employer with respect to Default Before-Tax Contributions that are withdrawn pursuant to subsection 4.1(a)(iii)(B), plus any earnings, shall be forfeited and used to reduce future Matching Contributions made by an Employer pursuant to this subsection 4(d).

In addition, each Member shall be eligible to receive a “Profit Sharing Matching Contribution,” provided that such Member is an Employee of such Employer on the last day of such Plan Year. Notwithstanding the preceding sentence, each Member who terminates employment during such Plan Year (1) after attaining age 50 and completing at least 10 years of service, as determined by the Administrator, (2) as a result of circumstances entitling the Member to separation benefits under an Employer’s severance benefit plan, (3) as a result of a disability that entitles the Member to benefits under an Employer’s long-term disability plan, or (4) on account of the Member’s death, shall be eligible to receive a “Profit Sharing Matching Contribution” that is pro-rated based on the number of days of such Member’s employment in the Plan Year through the effective date of his termination of employment. The “Profit Sharing Matching Contribution” shall be an amount, if any, determined by the Compensation Committee of the Board of Directors in its sole discretion based on attainment of specified earnings per share goals, and not exceeding 50% of a Member’s Matched Contributions, as defined below, for each payroll period, but only to the extent that such Matched Contributions do not exceed 4 percent of the Member’s Compensation for the payroll period. The Compensation Committee of the Board of Directors will determine the earnings per share goals each January.

For purposes of this subsection 4(d), “Matched Contributions” means the sum of (i) the Salary Reduction Contributions made on behalf of the Member for a payroll period, excluding additional Salary Reduction Contributions which are “catch-up” contributions described in section 414(v) of the Code and excluding Default Before-Tax Contributions that are withdrawn pursuant to subsection 4.1(a)(iii)(B) (relating to withdrawal of Default Before-Tax Contributions), and (ii) the After-Tax Contributions made by the Member for such payroll period. Any Matching Contributions made by an Employer with respect to Default Before-Tax Contributions that are withdrawn pursuant to subsection 4.1(a)(iii)(B), plus any earnings, shall be forfeited and used to reduce Employer Matching Contributions made by an Employer pursuant to this subsection 4(d).

(e) Limitations. The Plan shall limit contributions under this Section 4 as provided below.

(i) Exclusion Limit. The maximum amount of contribution which any Eligible Employee may make in any calendar year under subsection 4(a) is the “applicable dollar amount” under section 402(g) of the Code (as adjusted for cost of living increases in accordance with sections 402(g) and 415(d) of the Code) for such calendar year reduced by the amount of elective deferrals by such Eligible Employee under all other plans, contracts, or arrangements maintained by the Employer or any Related Entity and described in section 401(k), 408(k), 408(p) or 403(b) of the Code. If the contribution under subsection 4(a) for an Eligible Employee for any calendar year exceeds the applicable dollar amount, as adjusted, the Administrator shall direct the Trustee to distribute the excess amount (plus any income and minus any loss as described below) to the Eligible Employee not later than April 15th following the close of such calendar year or recharacterize such excess amount as Salary Reduction Contributions under subsection 4(c) to the extent permitted by section 414(v) of the Code and regulations issued thereunder. If (A) an Eligible Employee participates in another plan which includes a qualified cash or deferred arrangement that is not sponsored by the Employer or a Related Entity, (B) such Eligible Employee contributes in the aggregate under subsection 4(a) of this Plan and the corresponding provisions of the other plan more than the exclusion limit, and (C) the Eligible Employee notifies the Administrator not later than March 1st following the close of such calendar year of the portion of the excess the Eligible Employee has allocated to this Plan, then the Administrator shall direct the Trustee to distribute to the Eligible Employee not later than April 15th following the close of such calendar year the excess amount (and any income and minus any loss as described below) which the Eligible Employee allocated to this Plan or recharacterize such excess amount (and any income and minus any loss as described below) as Salary Reduction Contributions under subsection 4(c) to the extent permitted by section 414(v) of the Code and regulations issued thereunder. Any distribution of excess amounts under this subsection 4(e)(i) shall be adjusted by the income or loss allocable to such excess amounts. Such income or loss shall be determined by the Administrator, in a manner uniformly applicable to all Eligible Employees, pursuant to applicable Treasury Regulations. Any such excess amounts shall not be disregarded as the Eligible Employee’s contributions under subsection 4(a) for purposes of determining the actual deferral percentage described in subsection 4(f)(iii)(C), except that in the case of an Eligible Employee who is not a highly compensated employee, as that term is defined in subsection 4(f)(v), such excess amounts shall be ignored to the extent that such contributions are prohibited pursuant to section 401(a)(30) of the Code, which requires that an Eligible Employee’s contributions under subsection 4(a) not exceed the limit described in this subsection 4(e)(i). Any distribution of excess amounts shall be treated as a distribution of the Eligible Employee’s Before-Tax Contributions, up to the extent Before-Tax Contributions have been made by such Eligible employee to the Plan for such Plan Year and, to the extent that distributions of excess amounts exceed the Eligible Employee’s Before-Tax Contributions for such Plan Year, the distributions of such excess amounts shall be treated as Designated Roth Contributions made by the Eligible Employee to the Plan for the Plan Year. Notwithstanding anything in the Plan to the contrary:

(A) For purposes of determining any excess amount, (I) the Eligible Employee’s contributions under subsection 4(a) which have previously been distributed pursuant to subsection 4(f)(ii) or returned to the Eligible Employee pursuant to Section 5 or withdrawn pursuant to Section 4(a)(iii)(B) shall be treated as distributed under this subsection 4(e)(i); and (II) contributions under subsection 4(a) not taken into account in determining Matching Contributions under subsection 4(d) shall be reduced first.

(B) In the event an Eligible Employee receives a distribution of excess amounts pursuant to this subsection 4(e)(i), the Eligible Employee shall forfeit any Matching Contributions (adjusted for income or loss as described above) allocated to the Eligible Employee by reason of the amounts distributed or recharacterized, if such Matching Contributions are not otherwise returned to the Eligible Employee pursuant to subsection 4(f)(ii). Amounts forfeited shall be used to reduce future Matching Contributions made by an Employer pursuant to subsection 4(d).

(ii) Nondiscrimination Test Limits. The Administrator may limit the maximum amount of contribution under subsection 4(a) or 4(c) for all or any class of Eligible Employees to the extent it determines that such limitation is necessary to keep the Plan in compliance with section 401(k) or 414(v) of the Code. Any limitation shall be effective for all payroll periods following the announcement of the limitation.

(f) Compliance with Nondiscrimination Tests.

(i) Deferral Percentage Test. In no event shall the “average actual deferral percentage” (as defined below) for any Plan Year for Eligible Employees who are “highly compensated employees” (as defined in paragraph (v), below, of this subsection 4(f)) for such Plan Year bear a relationship to the “average actual deferral percentage” for the preceding Plan Year for Eligible Employees who are not “highly compensated employees” for such preceding Plan Year which does not satisfy either subsection 4(f)(i)(A) or (B) below.

(A) The requirement shall be satisfied for a Plan Year if the “average actual deferral percentage” for the Plan Year for the group of Eligible Employees who are “highly compensated employees” for such Plan Year is not more than the “average actual deferral percentage” for the preceding Plan Year of all other Eligible Employees for such preceding Plan Year multiplied by 1.25.

(B) The requirement shall be satisfied for a Plan Year if (1) the excess of the “average actual deferral percentage” for the Plan Year for the Eligible Employees who are “highly compensated employees” for such Plan Year over the “average actual deferral percentage” for the preceding Plan Year of all other Eligible Employees for such preceding Plan Year is not more than two percentage points, and (2) the “average actual deferral percentage” for the Plan Year for Eligible Employees who are “highly compensated employees” for such Plan Year is not more than the “average actual deferral percentage” for the preceding Plan Year of all other Eligible Employees for such preceding Plan Year multiplied by two.

(ii) Correction. If the relationship of the “average actual deferral percentages” does not satisfy subsection 4(f)(i) for any Plan Year, then the Administrator shall direct the Trustee to distribute the “excess contribution” (as defined below) for such Plan Year (plus any income and minus any loss as described below) within 12 months of the close of the Plan Year to the “highly compensated employees” on the basis of the respective portions of the “excess contribution” attributable to each, as determined under this subsection. The “excess contribution” for any Plan Year is the excess of the aggregate amount of contributions paid over to the Fund pursuant to subsection 4(a) on behalf of “highly compensated employees” for such Plan Year over the maximum amount of such contributions permitted for “highly compensated employees” under subsection 4(f)(i). The portion of the “excess contribution” attributable to a “highly compensated employee” is determined by reducing contributions made under subsection 4(a) on behalf of “highly compensated employees” (reducing non-matched contributions first) in order of the dollar amounts of such contributions for each such employee, beginning with the highest of such dollar amounts, until the “excess contribution” is eliminated. For purposes of determining the amount of the necessary reduction, contributions previously distributed under subsection 4(e)(i) shall be treated as distributed under this subsection 4(f)(ii). Any distribution of excess contributions under this subsection 4(f)(ii) shall be adjusted by the income or loss allocable to such excess contributions. Such income or loss shall be determined by the Administrator in a manner uniformly applicable to all Eligible Employees and consistent with Treasury Regulations. Notwithstanding the foregoing, at the election of the Administrator and in accordance with rules uniformly applicable to all affected Members, the “excess contribution” reduction described in this subsection 4(f)(ii) may be accomplished, in whole or in part, by recharacterizing excess Salary Reduction Contributions as Salary Reduction Contributions

contributed pursuant to subsection 4(c) to the extent permitted by section 414(v) of the Code and regulations issued thereunder. Notwithstanding anything in the Plan to the contrary, an Eligible Employee who receives a distribution or incurs a recharacterization under this subsection 4(f)(ii) shall forfeit any Matching Contributions (adjusted for income or loss as described above) allocated to the Eligible Employee by reason of any “excess contribution” distributed or recharacterized under this subsection, if such matching contributions are not otherwise returned to the Eligible Employee pursuant to this subsection 4(f)(ii). The Eligible Employee shall designate the extent to which such distributed excess contributions are treated as Before-Tax Contributions or Designated Roth Contributions (but only up to the extent that such types of contributions were made by the Eligible Employee to the Plan for the Plan Year) and, in the event that any such designation is not made or is incomplete, such distributed excess contributions shall be treated as Before-Tax Contributions up to the extent Before-Tax Contributions were made to the Plan for the Plan Year and, to the extent that such distributed excess contributions exceed such Before-Tax Contributions, such excess contributions shall be treated as distributions of Designated Roth Contributions made to the Plan for the Plan Year.

(iii) Additional Definitions. For purposes of this subsection 4(f):

(A) The term “Eligible Employee” shall mean each Employee eligible to make contributions under subsection 4(a) at any time during the Plan Year.

(B) The “average actual deferral percentage” for a specific group of Eligible Employees for a Plan Year shall be the average of the “actual deferral percentage” for each Eligible Employee in the group for such Plan Year.

(C) The “actual deferral percentage” for a particular Eligible Employee for a Plan Year shall be the ratio of the amount of contributions paid over to the Fund pursuant to subsection 4(a) for such Eligible Employee for such Plan Year (excluding any such contributions that are (1) distributed to an Eligible Employee who is not a “highly compensated employee” pursuant to the second sentence of subsection 4(e)(i), (2) Default Before-Tax Contributions distributed to an Eligible Employee pursuant to subsection 4(a)(iii)(B), or (3) returned to the Eligible Employee pursuant to Section 5 plus, in the case of any Eligible Employee who is a “highly compensated employee” and who is simultaneously eligible to participate in more than one cash or deferred arrangement maintained by the Employer or a Related Entity, elective deferrals made on his behalf under all such arrangements (excluding those that are not permitted to be aggregated under Treasury Regulation § 1.401(k)-1(b)(3)(ii)(B)) for the Plan Year, to the Eligible Employee’s “compensation” for such Plan Year.

(D) Except as otherwise provided in subsection 4(f)(v), “compensation” means compensation as defined in section 414(s) of the Code as determined by the Administrator on a uniform and consistent basis for all Eligible Employees, including, for Plan Years included in a period of Qualified Military Service, Compensation as defined in subsection 1(g) for purposes of Qualified Military Service; provided, however, that “compensation” shall (1) include amounts excluded from gross income under section 125 (including any amounts deducted on a pre-tax basis for group health coverage because the Member is unable to certify that he has other health coverage, so long as the Employer does not otherwise request or collect information regarding the Member’s other health coverage as part of the enrollment process for the Employer’s health plan), 132(f)(4), 402(e)(3), 402(h), or 403(b) of the Code and/or (2) exclude compensation for any period during which an Employee is not an Eligible Employee. “Compensation” with respect to any Employee for any Plan Year shall be limited to the dollar limitation applicable under section 401(a)(17) of the Code, as adjusted for increases in the cost-of-living at the same time and in the same manner as adjustments under section 415(d) of the Code.

(iv) Aggregation of Plans. In the event that this Plan satisfies the requirements of section 410(b) of the Code for the Employer only if aggregated with one or more other plans with respect to the Employer or a Related Entity, or if one or more other plans satisfies the requirements of section 410(b) of the Code only if aggregated with this Plan, then subsection 4(f)(i) shall be applied by determining the “actual deferral percentages” of Eligible Employees as if all such plans were a single plan. If such other plan has a plan year that is different from the Plan Year of this Plan, then the highly compensated employee’s contributions made to such other plan during the Plan Year of this Plan shall be aggregated with contributions of the same type made to this Plan for such Plan Year for purposes of determining the average deferral percentage for this Plan for such Plan Year for the group of highly compensated employees.

(v) Definition of Highly Compensated Employee. For purposes of this subsection 4(f), the term “highly compensated employee” shall mean any Employee who performed services for the Employer or a Related Entity during the Plan Year for which a determination is being made (the “determination year”) and who:

(A) was at any time during the determination year or the immediately preceding determination year a five-percent owner, as defined in section 416(i) of the Code; or

(B) both (1) for the immediately preceding determination year, received more than $105,000 (as indexed) in compensation (as defined and set forth in subsection 5(b) below) from the Employer or a Related Entity, and (2) is in the group of employees consisting of the top 20% of the employees of the Employer and its Related Entities when ranked on the basis of compensation paid during such preceding determination year.

(g) Payroll Taxes. The Employer shall withhold from the Compensation of contributing Eligible Employees and remit to the appropriate government agencies such payroll taxes and income tax withholding as the Employer determines is or may be necessary with respect to contributions made under subsections 4(a), 4(b), and 4(c) under applicable statutes or ordinances and the regulations and rulings thereunder.

(h) Rollovers.

(i) Subject to applicable provisions of the Code, an Eligible Employee may contribute (1) all or a portion of the amount received by the Eligible Employee as a distribution from, or (2) an amount transferred directly to the Plan (pursuant to section 401(a)(31) of the Code) on the Eligible Employee’s behalf by the trustee of, an “eligible retirement plan” as defined in subsection 9(e)(iii), but only if the deposit qualifies as a rollover as defined in section 402, 403 or 408 of the Code, as applicable; provided, however, that prior to April 6, 2009, the Plan did not accept rollovers of after-tax contributions or rollovers from a Plan qualified under section 457 of the Code or rollovers of “designated Roth contributions” described in section 402A of the Code or any related earnings with respect to such contributions. The amount contributed or deferred to the Trustee pursuant to this subsection 4(h) shall be allocated to the Eligible Employee’s Rollover Account for the benefit of the Eligible Employee.

(ii) On the first day of each calendar month, with respect to each Member in this Plan who was a participant in the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek or the Exelon Corporation Employee Savings Plan (the “Prior Savings Plan”) at any time during the immediately preceding month, the Trustee shall receive directly from the trustee under the Prior Savings Plan all, but not less than all, of the vested amount credited to the accounts of the Member under the Prior Savings Plan. Amounts so transferred shall be allocated to the Member’s Salary Reduction Contribution Account, Designated Roth Contribution Account, Rollover Account, Matching Contribution Account, and After-Tax Contribution Account in the Plan in the same proportions that such amounts were credited to the Member’s account in the Prior Savings Plan, respectively, immediately prior to such transfer and shall be held for the benefit of the Member pursuant to the terms of this Plan. If the Member has a loan outstanding under the Prior Savings Plan at the time of the transfer, such loan shall be transferred to and assumed by the Trustee and shall thereafter be treated as a loan made pursuant to Section 11 of this Plan. A transfer to the Trustee of amounts from the Prior Savings Plan shall be governed by this subsection (ii) and not by subsection (i) above.

(iii) On the first day of each calendar month, with respect to each Member in this Plan who becomes a Member under the Prior Savings Plan at any time during the immediately preceding month, the Trustee shall transfer directly to the trustee of the Prior Savings Plan all, but not less than all, of the amounts credited to the Account of the Member, as well as any outstanding loan made to such Member pursuant to Section 11, to be held and assumed in accordance with the provisions of the Prior Savings Plan for the benefit of the Member.

(i) Vesting. A Member shall at all times have a 100% nonforfeitable interest in his Account.

(j) Timing of Contributions. Matching Contributions made for any Plan Year pursuant to subsection 4(d) shall be made not later than the last date on which amounts so paid may be deducted for federal income tax purposes for the taxable year of the Employer in which the Plan Year ends. Profit Sharing Matching Contributions, if any, made for any Plan Year shall be made in the first quarter of the following Plan Year after the Compensation Committee of the

Board of Directors approves the earnings per share results for the Plan Year for which the Profit Sharing Matching Contributions relate. Except to the extent otherwise permitted by applicable law or governmental regulations or ruling, amounts contributed pursuant to subsections 4(a), 4(b) or 4(h) shall be remitted to the Trustee as soon as practicable, but no later than the 15th business day of the month following the month that contains the date on which such contributions were received or withheld or deducted from the Member’s Compensation.

(k) Contingent Nature of Contributions. All contributions made pursuant to subsection 4(a), 4(b), 4(c), 4(d) or 4(l) are made expressly contingent on the deductibility thereof for federal income tax purposes for the fiscal year with respect to which such contributions are made, and no such contribution shall be made for any year to the extent it would exceed the deductible limit for such year as set forth in section 404 of the Code.

(l) Contributions With Respect to Military Service.

(i) Salary Reduction and After-Tax Contributions. A Member who returns to employment with the Employer or a Related Entity following a period of Qualified Military Service shall be permitted to make additional contributions under subsections 4(a), 4(b) and 4(c), within the limits described in Section 4, up to an amount equal to such contributions that the Member would have been permitted to make to the Plan if he had continued to be employed and received Compensation during the period of Qualified Military Service. Notwithstanding the foregoing, to the extent that a Member makes any of the contributions described in subsections 4(a), 4(b) and 4(c) during the Member’s Qualified Military Service from any differential wage payments (as defined in section 3401(h) of the Code) received with respect to such service, such contributions shall reduce the amount of additional contributions the Member is permitted to make pursuant to the preceding sentence. Contributions under this subsection 4(l)(i) may be made during the period which begins on the date such Member returns to employment and which has the same length as the lesser of (a) 3 multiplied by the period of Qualified Military Service and (b) 5 years.

(ii) Matching Contributions. The Employer shall contribute to the Plan, on behalf of each Member employed by such Employer who has made contributions under subsection (i) above, an amount equal to the contribution that would have been required under subsection 4(d) had such contributions under subsection (i), above, been made during the period of Qualified Military Service.

(iii) Limitations on Contributions. The contributions made under this subsection 4(l) shall be subject to the limitations described in Sections 4 and 5 for the Plan Year to which such contributions relate.

SECTION 5. MAXIMUM CONTRIBUTIONS AND BENEFITS

(a) Defined Contribution Limitation. In the event that the amount allocable to an Eligible Employee from amounts contributed by the Eligible Employee or the Employer to the Fund (excluding Salary Reduction Contributions contributed pursuant to subsection 4(c)) with respect to any Plan Year would cause the Annual Additions allocated to any Eligible Employee under this Plan plus the amount allocated to such Eligible Employee under any other defined contribution plan maintained by the Employer or a Related Entity to exceed for any Limitation Year the lesser of (i) the dollar limitation in effect under section 415(c) of the Code (adjusted in accordance with section 415(d) of the Code) or (ii) 100% of such Eligible Employee’s compensation (as defined in subsection 5(b)) for such Limitation Year, then the amount otherwise allocable to such Eligible Employee shall be reduced by the amount of such excess to determine the actual amount of the Employer’s contribution allocable to such Eligible Employee with respect to such Plan Year. If the Annual Additions actually allocated to an Eligible Employee exceed the limitations set forth above for any Plan Year, the amount of such excess shall be corrected in accordance with the Employee Plans Compliance Resolution System of the Internal Revenue Service. In addition, any contributions or benefits provided under another plan to a leased employee (within the meaning of section 414(n) of the Code) by his leasing organization with respect to services performed for an Employer shall be treated as provided under this Plan and shall be taken into account for purposes of this subsection 5(a) to the extent required under Treasury Regulation §1.415(a)- 1(f)(3). Any Salary Reduction Contributions returned to an Eligible Employee pursuant to this subsection 5(a) shall be treated as the return of Before-Tax Contributions, up to the extent Before-Tax Contributions were made by such Eligible Employee to the Plan for such Plan Year and, to the extent that the returned contributions exceed such Before-Tax Contributions, such returned contributions shall be treated as Designated Roth Contributions made by the Eligible Employee to the Plan for the Plan Year.

(b) Definition of “Compensation” for Code Limitations. For purposes of the limitations on the allocation of Annual Additions to an Eligible Employee as provided for in this Section 5, “compensation” for a Limitation Year shall have the meaning set forth in Treasury Regulations § 1.415(c)-2(d)(4).

SECTION 6. TRUSTEE AND INVESTMENTS

(a) Trustee. The assets of the Fund shall be held pursuant to a trust agreement created by the execution of a trust agreement between the Company and the Trustee. All contributions under the Plan shall be paid to the Trustee. The Trustee shall hold all monies and other property received by it and invest and reinvest the same, together with the income therefrom, on behalf of the Members collectively in accordance with the provisions of the trust agreement. The Trustee shall make distributions from the Fund at such time or times to such person or persons and in such amounts as the Administrator directs in accordance with the Plan.

(b) Member Elections. The Investment Fiduciary shall instruct the Trustee to establish specific Investment Categories for Members to select among investment alternatives reflecting varying degrees of risk of loss and possibility of gain. If an Investment Category consists of more than one security or contract, the Investment Fiduciary shall select the specific investments to be included which conform to the criteria and objectives of the Investment Category. The Investment Fiduciary at any time may add to or delete from the Investment Categories. In addition, effective January 1, 2016, the Trustee shall establish and maintain, or shall cause to be established and maintained, an investment fund herein called the “Employer Stock Fund” which shall be invested in the common stock, without par value, of Exelon Corporation (“Common Stock”), and shall also include such short-term obligations and short-term liquid investments purchased by the Trustee, in accordance with the trust agreement, pending the selection and purchase of the Common Stock or as otherwise determined by the Trustee to be necessary to satisfy such fund’s cash needs. Under rules established by the Administrator, each Member shall be required to designate in the manner and pursuant to the procedures prescribed by the Administrator or its delegate, the Investment Category or

Categories or, effective on and after January 1, 2016, the Employer Stock Fund in which the Trustee is to invest the contributions made with respect to such Member. A Member may at any time change such designation with respect to new contributions or amounts previously invested through an election in the manner and pursuant to the procedures prescribed by the Administrator or its delegate (including, without limitation, any restrictions imposed with respect to transfers of funds to or from the Employer Stock Fund by individuals who are subject to Rule 16b-3 under section 16 of the Securities Exchange Act of 1934). If the Investment Fiduciary eliminates an Investment Category and a Member does not select a new Investment Category for his contributions held in the eliminated Investment Category, the Investment Fiduciary, in its sole discretion, shall direct the Trustee with respect to investment of the Member’s amounts so held. Each Member shall be solely responsible for his election of Investment Categories from time to time.

(c) Rules Applicable to Investment Elections. The Administrator may limit the right of a Member (i) to increase or decrease his contributions or to direct loan repayments to a particular Investment Category or, effective on and after January 1, 2016, the Employer Stock Fund, (ii) to transfer amounts to or from a particular Investment Category or, effective on and after January 1, 2016, the Employer Stock Fund or (iii) to transfer amounts between particular Investment Categories or, effective on and after January 1, 2016, the Employer Stock Fund, if such limitation is required under the terms upon which the Investment Category or the Employer Stock Fund, is established.

(d) Facilitation. Notwithstanding any instruction from any Member for investment of funds in an Investment Category as provided for herein, the Trustee shall have the right to hold uninvested or invested pending reinvestment any amounts intended for investment or reinvestment until such time as investment may be made in accordance with subsection 6(b).

(e) Valuations. The Accounts of each Member shall be adjusted by the Trustee (or the Trustee’s designee) as of each Valuation Date by (i) reducing such accounts by any payments made therefrom since the preceding Valuation Date, and then (ii) increasing or reducing such account by the Member’s allocable share of the net amount of income, gains and losses (realized and unrealized) and expenses of such applicable Investment Category or, effective on and after January 1, 2016, the Employer Stock Fund, since the preceding Valuation Date, and (iii) crediting such accounts with any contributions made thereto since the preceding Valuation Date.

(f) Bookkeeping. The Administrator, or its delegate, shall maintain separate bookkeeping accounts to reflect each Member’s contributions under subsections 4(a), 4(b), 4(c) and 4(h), and Matching Contributions allocated to each Member under subsection 4(d). Any Designated Roth Contribution Account shall be maintained in a manner that satisfies the separate accounting requirement, and any Treasury Regulations or other requirements promulgated, under section 402A of the Code. Accordingly, gains, losses and other credits and charges shall be separately allocated on a reasonable basis to each such account and other accounts under the Plan, the Plan shall keep a record of each Eligible Employee’s Designated Roth Contributions that have not been withdrawn, and contributions and withdrawals of Designated Roth Contributions, and related earrings, shall be accounted for with respect to Designated Roth Contribution Accounts. However, forfeitures shall not be allocated to any Designated Roth Contribution Account. These separate accounting requirements apply with respect to a Member from the time the Member makes his first Designated Roth Contribution until the time the Member’s Designated Roth Contribution Account is distributed. For each Member, the Salary

Reduction Contributions that consist of (i) Salary Reduction Contributions made on behalf of the Eligible Employee for periods beginning prior to June 1, 2006, (ii) any amounts credited to the Member’s Salary Reduction Contribution Account under subsection 4(g)(ii) prior to June 1, 2006, and (iii) any Salary Reduction Contributions that are Before-Tax Contributions made pursuant to subsection 4(a) for periods beginning on or after June 1, 2006 shall be allocated to the Before-Tax Contribution Account of such Member. The Salary Reduction Contributions that consist of Designated Roth Contributions made on behalf of the Member pursuant to subsection 4(a)(ii) for periods beginning on or after June 1, 2006 shall be allocated to the Designated Roth Contribution Account of such Member.

SECTION 7. BENEFICIARIES AND DEATH BENEFITS

(a) Designation of Beneficiary. Each Member shall have the right to designate a beneficiary or beneficiaries (who may be designated contingently or successively and that may be an entity other than a natural person) to receive any distribution to be made under subsection 8(d), upon the death of such Member or, in the case of a Member who dies subsequent to termination of his employment but prior to the distribution of the entire amount to which he is entitled under the Plan, any undistributed balance to which such Member would have been entitled; provided, however, that no such designation (or change thereof) shall be effective if the Member was married on the date of the Member’s death unless such designation (or change thereof) was consented to at the time of such designation (or change thereof) by the person who was the Member’s spouse, in writing, acknowledging the effect of such consent and witnessed by a notary public or a Plan representative, or it is established to the satisfaction of the Administrator that such consent could not be obtained because the Member’s spouse cannot be located or such other circumstances as may be prescribed in applicable regulations. Subject to the preceding sentence, a Member may from time to time, without the consent of any beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Administrator and shall be filed with the Administrator. If (i) no beneficiary has been named by a deceased Member, (ii) such designation is not effective pursuant to the proviso contained in the first sentence of this section, or (iii) the designated beneficiary has predeceased the Member, any undistributed balance of the deceased Member shall be distributed by the Trustee at the direction of the Administrator (a) to the surviving spouse of such deceased Member, if any, or (b) if there is no surviving spouse, to the surviving children of such deceased Member, if any, in equal shares, or (c) if there is no surviving spouse or surviving children, to the surviving parents of such deceased Member, if any, in equal shares, or (d) if there is no surviving spouse, surviving children or surviving parents, to the executor or administrator of the estate of such deceased Member or (e) if no executor or administrator has been appointed for the estate of such deceased Member within six months following the date of the Member’s death, in equal shares to the person or persons who would be entitled under the intestate succession laws of the state of the Member’s domicile to receive the Member’s personal estate. The marriage of a Member shall be deemed to revoke any prior designation of a beneficiary made by him and a divorce shall be deemed to revoke any prior designation of the Member’s divorced spouse if written evidence of such marriage or divorce is received by the Administrator prior to any distribution.

(b) Definition of Spouse. For purposes of the Plan, the term “spouse” shall mean only the individual who is lawfully married to the Member (a) effective for the period beginning on June 26, 2013 and ending September 15, 2013, under the laws of the state in which the Member was domiciled as of the date that the Member’s distribution is to be made hereunder or, if earlier, on the date of the Member’s death, and (b) effective September 16, 2013, under the laws of the state or foreign jurisdiction where the individual and the Member were married, without regard to the laws of the state where the individual and the Member are domiciled. For the avoidance of doubt, the term “spouse” shall not include a person who, with the Member, is in a domestic partnership, civil union or other similar formal relationship recognized by applicable law.

(c) Distributions to Minor and Disabled Distributees. Any distribution that is payable to a distributee who is a minor or to a distributee who has been legally determined to be unable to manage his affairs by reason of illness or mental incompetency may be made to or for the benefit of any such distributee at such time consistent with the provisions of Section 8 and in such of the following ways as the legal representative of such distributee shall direct: (i) directly to any such minor distributee, (ii) to such legal representative, (iii) to a custodian under a Uniform Gifts to Minors Act for any such minor distributee, or (iv) as otherwise directed by such legal representative. Neither the Administrator nor the Trustee shall be required to see to the application by any third party of any distribution made to or for the benefit of such distributee pursuant to this Section.

(d) “Lost” Members and Beneficiaries. If within a period of five years following the death or other termination of employment of any Member the Administrator in the exercise of reasonable diligence has been unable to locate the person or persons entitled to benefits under this Section 7, the rights of such person or persons shall be forfeited; provided, however, that the Plan shall reinstate and pay to such person or persons the amount of the benefits so forfeited upon a claim for such benefits made by such person or persons. The amount to be so reinstated shall be obtained from the total amount that shall have been forfeited pursuant to this Section 7 during the Plan Year that the claim for such forfeited benefit is made. If the amount to be reinstated exceeds the amount of such forfeitures, the Employer in respect of whose Employee the claim for forfeited benefit is made shall make a contribution in an amount equal to the remainder of such excess. Any such contribution shall be made without regard to whether or not the limitations set forth in subsections 4(e) or 5 will be exceeded by such contribution.

SECTION 8. BENEFITS FOR MEMBERS

The following are the only post-employment benefits provided by the Plan:

(a) Retirement Benefit.

(i) Each Member shall be entitled to a retirement benefit equal to his Account as of the distribution date prescribed by subsection 9(a)(i) following his retirement on or after his Normal Retirement Date.

(ii) An Eligible Employee who continues employment beyond his Normal Retirement Date shall continue to be eligible to participate in the Plan.

(b) Death Benefit. In the event of the death of a Member before distribution of his Account, the Member’s Account as of the distribution date prescribed by subsection 9(a)(ii) shall constitute his death benefit and shall be distributed pursuant to Section 7 and subsection 9(a)(i) to his designated beneficiary or (ii) if no designation of beneficiary is then in effect, to the beneficiary determined pursuant to Section 7. Effective January 1, 2007, in the case of a Member who dies while performing qualified military service (as defined in Section 414(u) of the Code), the beneficiaries of such Member shall be entitled to any additional benefits, if any (other than benefit accruals relating to the period of qualified military service), provided under the Plan had the Member resumed employment with the Employer and then terminated such employment on account of such Member’s death.

(c) Disability Benefit. In the event a Member terminates employment with the Employers and all Related Entities due to Disability, the Member’s Account as of the distribution date prescribed by subsection 9(a)(iii) for his termination of employment due to Disability shall constitute his Disability benefit.

(d) Termination of Employment Benefit. In the event a Member terminates employment with the Employers and all Related Entities other than by reason of retirement on or after his Normal Retirement Date, Disability or death, the Member’s Account as of the date prescribed for distribution in accordance with subsection 9(a)(iii) shall constitute his benefit.

SECTION 9. DISTRIBUTION OF BENEFITS

(a) Commencement.

(i) Normal or Late Retirement. Benefits payable under subsection 8(a) due to retirement shall begin to be distributed as elected by the Member but not later than the Member’s Mandatory Distribution Date. Unless otherwise elected by the Member, in no event shall the payment of benefits commence later than the sixtieth day after the close of the Plan Year in which the latest of the following occurs:

(A) The Member’s Normal Retirement Date;

(B) The Member’s termination of employment; or

(C) The fifth anniversary of the year in which the Member commenced participation in the Plan.

Distributions that are required to begin at the Member’s Mandatory Distribution Date shall be made in periodic payments if the Member is still employed by the Employers or a Related Entity or, if the Member is no longer employed, may be made in periodic payments if elected by the Member. The first payment shall be made on or before the Member’s Mandatory Distribution Date and subsequent payments shall be made in each December; provided, however, that for calendar year 2009, in accordance with section 401(a)(9)(H) of the Code, no payment shall be made unless the Member elects otherwise. The amount of each periodic payment shall be the minimum amount required to be distributed under section 401(a)(9) of the Code under the assumptions that the Member has no designated beneficiary or spousal beneficiary.

(ii) Death. Benefits payable under subsection 8(b) shall be completed within five years after the death of the Member, except that, if the Member’s designated beneficiary is the Member’s spouse, distribution may be deferred until the date on which the Member would have attained age 70 1/2 had he survived and (ii) if the Member’s designated beneficiary is a natural person other than the Member’s spouse and distributions commence not later than one year after the Member’s death, such distributions may be made over a period not longer than the life expectancy of such beneficiary. If at the time of the Member’s death, distribution of the Member’s benefit has commenced, the remaining portion of the Member’s benefit shall be paid in the manner elected by the Member’s designated beneficiary, but at least as rapidly as was the method of distribution being used prior to the Member’s death.

(iii) Termination of Employment. Benefits payable under subsection 8(c) due to Disability or 8(d) due to termination of employment shall be distributed as soon after the Member’s termination of employment as is administratively feasible. However, if the Member’s Account exceeds $1,000 (including the Member’s Rollover Account), distribution of benefits shall not commence unless the Member elects such distribution in a manner acceptable to the Administrator. If the Member initially does not elect the distribution, his Account shall be retained in the Fund until the Member requests a distribution. A Member’s election to commence payment prior to his Mandatory Distribution Date must be made within the 90-day period ending on the distribution date elected by the Member and in no event earlier than the date the Administrator provides the Member with written information relating to his right to defer payment until his Mandatory Distribution Date and his right to make a direct rollover as set forth in subsection 9(e). Such information must be supplied not less than 30 days nor more than 90 days prior to the distribution date. Notwithstanding the preceding sentence, a Member’s distribution date may occur less than 30 days after such information has been supplied to the Member provided that, after the Member has received such information and has been advised of his right to a 30-day period to make a decision regarding the distribution, the Member affirmatively elects a distribution. If the Member does not request a distribution, the Administrator shall distribute the Member’s Account as of the first to occur of the Member’s Mandatory Distribution Date or death (provided the Administrator receives notice of the Member’s death). Payments that begin at the Member’s Mandatory Distribution Date may be made in periodic payments if such payments are elected by the Member. The first payment shall be made on or before the Member’s Mandatory Distribution Date and subsequent payments shall be made in each December; provided, however, that for calendar year 2009, in accordance with section 401(a)(9)(H) of the Code, no payment shall be made in December unless the Member elects otherwise. The amount of each periodic payment shall be the minimum amount required to be distributed under section 401(a)(9) of the Code under the assumptions that the Member has no designated beneficiary or spousal beneficiary.

(b) Benefit Form. Benefits payable to a terminated Member under Section 8 shall be distributed in one of the following forms as elected by the Member:

(i) a lump sum payment; or

(ii) substantially equal annual, quarterly or monthly installments over a period of years specified by the Member (but not extending beyond the joint and survivor life expectancy of the Member and his designated beneficiary, or such shorter period as may be required by section 401(a)(9) of the Code or the regulations promulgated thereunder). The life expectancy of a Member, his spouse or his designated beneficiary shall be determined in accordance with applicable regulations under the Code. The life expectancy of a Member and his spouse may be redetermined periodically, but not more frequently than annually. Notwithstanding any provisions of the Plan to the contrary, all distributions will be made in accordance with section 401(a)(9) of the Code and the regulations promulgated thereunder, including the minimum distribution incidental death benefit requirement thereof.

Subject to the last sentence of the preceding paragraph, a Member who elected to receive distribution in the form of installments may, at any time after such election is made, elect to change the frequency of such installments, discontinue receiving such installments, make a partial withdrawal of any portion of his or her vested Account balance or receive the remaining amount of his or her vested Account balance in the form of a lump sum payment in accordance with any procedure established by the Administrator. A Member who elected to receive a partial withdrawal of his or her vested Account balance may, at any time after such election is made, elect to receive the remaining amount of his or her vested Account balance in the form of installments or in the form of a lump sum payment in accordance with any procedure established by the Administrator. If no election is made by a Member or beneficiary, as the case may be, as to the form of distribution, the Member’s vested Account balance shall be distributed in the form of a lump sum payment.

The amount distributed hereunder shall be paid in cash, except that if the Member’s Account is paid in a lump sum, then the Member may request that all of his or her Account invested in the Employer Stock Fund be distributed in whole shares of Common Stock held in such fund with any fractional share being paid in cash. The number of shares of Common Stock to be distributed shall be based on the current fair market value of a share of Common Stock as determined by the Trustee under Section 6(e) as of the Valuation Date coinciding with or immediately preceding the date payment of the Member’s Account is to be made. Requests for distribution in the form of Common Stock shall be made at such time and in such manner as the Administrator shall determine under rules and regulations which are uniformly applied

(c) Withholding. All distributions under the Plan are subject to federal and state tax withholding as required by applicable law as in effect from time to time.

(d) Minimum Distribution Requirements. The provisions of this Section 9 shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code as set forth in Treasury Regulation §1.401(a)(9)-5. The Plan shall apply the minimum distribution requirements of section 401(a)(9) of the Code.

(e) Direct Rollover. In the event any payment or payments (excluding any amount not includible in gross income) to be made to a person pursuant to this Section 9 or Section 10 would constitute an “eligible rollover distribution,” such person may request that, in lieu of payment to the person, all or part of such payment or payments be rolled over directly from the Trustee to the trustee of an “eligible retirement plan.” Any such request shall be made at the time and in the manner prescribed by the Administrator or its delegate, subject to such requirements and restrictions as may be prescribed by applicable Treasury Regulations. For purposes of this subsection 9(e):

(i) “person” shall include an Employee or former Employee or his surviving spouse or his spouse or former spouse who is an alternate payee under a qualified domestic relations order within the meaning of section 414(p) of the Code or, effective January 1, 2009, the Member’s beneficiary who is not the Member’s spouse or former spouse under a qualified domestic relations order;

(ii) “eligible rollover distribution” shall mean a distribution from the Plan, excluding (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) over the life (or life expectancy) of the individual, the joint lives (or joint life expectancies) of the individual and the individual’s designated beneficiary, or a specified period of ten (10) or more years, (B) any distribution to the extent such distribution is required under section 401(a)(9) of the Code, and (C) any hardship distribution; and

(iii) “eligible retirement plan” shall mean (A) an individual retirement account described in section 408(a) of the Code, (B) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract), (C) an annuity plan described in section 403(a) of the Code, (D) a qualified plan the terms of which permit the acceptance of rollover distributions, (E) an eligible deferred compensation plan described in section 457(b) of the Code that is maintained by an eligible employer described in section 457(e)(i)(A) of the Code that shall separately account for the distribution, or (F) an individual retirement plan described in section 408A(b) of the Code, provided, however, that for transfers (other than the portion of any such transfer related to the Member’s Designated Roth Contribution Account) occurring before January 1, 2010, the person meets the requirements of section 408A(c)(3)(B) of the Code, (G) an annuity contract described in section 403(b) of the Code; provided, however, that with respect to a distribution (or portion of a distribution) consisting of after-tax employee contributions, “eligible retirement plan” shall mean a plan described in clause (D) that separately accounts for such amounts or a plan described in clause (A) or (B) and with respect to a distribution (or portion of a distribution) made to a person who is not the Member or the surviving spouse of the Member or former spouse under a qualified domestic relations order, “eligible retirement plan” shall mean only a plan described in clause (A), (B) or (F) that, in either case, is established for the purpose of receiving such distribution on behalf of such person.

Notwithstanding any provision of this subsection 9(e), in the case of any eligible rollover distribution that includes all or any portion of the Member’s Designated Roth Contribution Account, a Member or surviving spouse may elect to transfer such portion only to another plan which accounts for Designated Roth Contributions described in section 402A of the Code or to a Roth IRA described in section 408A of the Code and only to the extent the rollover is permitted by the rules of section 402(c) of the Code.

(f) Domestic Relations Orders.

(i) General. Except as otherwise provided in this subsection 9(f), an “alternate payee” under a “qualified domestic relations order” within the meaning of section 206(d)(3)(B) of ERISA and section 414(p) of the Code (a “QDRO”) shall have no rights to a Member’s benefit and shall have no rights under this Plan other than those rights specifically granted to the alternate payee pursuant to the QDRO. Notwithstanding the foregoing, an alternate payee shall have the right to make a claim for any benefits awarded to the alternate payee pursuant to a QDRO, as provided in this subsection 9(f). Any interest of an alternate payee in the Account of a Member, other than an interest payable solely upon the Member’s death pursuant to a QDRO which provides that the alternate payee shall be treated as the Member’s surviving spouse, shall be separately accounted for by the Trustee in the name and for the benefit of the alternate payee.

(ii) Distribution.

(A) Notwithstanding anything in this Plan to the contrary, a QDRO may provide that any benefits of a Member payable to an alternate payee that are separately accounted for shall be distributed immediately or at any other time specified in the order but not later than the latest date benefits would be payable to the Member pursuant to this Section 9. However, in the event the amount payable to the alternate payee under the QDRO does not exceed $1,000, such amount shall be paid to the alternate payee in a single sum as soon as practicable following the Plan Administrator’s receipt of the order and verification of its status as a QDRO.

(B) The amounts that are to be segregated for the alternate payee’s benefit shall be derived from each Investment Category and, effective on and after January 1, 2016, the Employer Stock Fund, in which the Member’s Account is invested (excluding any Loan Account established pursuant to Section 11), on a pro-rata basis. A QDRO may not provide for the assignment to an alternate payee of an amount that exceeds the balance of the Member’s vested Accounts after deduction of any Loan Account.

(C) The benefit payable to an alternate payee shall be paid in the form of a single sum.

(iii) Withdrawals. An alternate payee shall not be permitted to make any withdrawals under Section 10.

(iv) Death Benefits. Unless a QDRO establishing a separate account for an alternate payee provides to the contrary, an alternate payee for whom a separate account is established shall have the right to designate a beneficiary, in the same manner as provided in subsection 7(a) with respect to a Member (except that no spousal consent shall be required), who shall receive benefits payable to an alternate payee which have not been distributed at the time of an alternate payee’s death. If the alternate payee for whom a separate account is established does not designate a beneficiary, or if the beneficiary predeceases the alternate payee, benefits payable to the alternate payee which have not been distributed shall be paid to the alternate payee’s estate. Any death benefit payable to the beneficiary of an alternate payee shall be paid in a single sum in cash as soon as administratively practicable after the alternate payee’s death.

(v) Investment Direction. Unless a QDRO establishing a separate account for an alternate payee provides to the contrary, an alternate payee for whom a separate account is established shall have the right to direct the investment of any portion of a Member’s Account payable to the alternate payee under such order in the same manner as provided in Section 6 with respect to a Member, which amounts shall be separately accounted for by the Trustee in the alternate payee’s name.

(vi) Loans. An alternate payee shall not be permitted to receive a loan under Section 11.

SECTION 10. IN-SERVICE DISTRIBUTIONS

(a) Age 59-1/2. An Eligible Employee who has attained age 59-1/2 shall have the right to withdraw all or a portion of his Salary Reduction Contribution Account and/or his Matching Contribution Account in cash at any time in the manner and pursuant to the procedures prescribed by the Administrator or its delegate. The withdrawal shall be charged proportionately to the Investment Categories and, effective on and after January 1, 2016, the Employer Stock Fund, in which the Eligible Employee has an account. All withdrawals shall be made in a single sum distribution.

(b) Hardship Distributions.

(i) The Administrator shall permit an in-service distribution to an Eligible Employee from his Salary Reduction Contribution Account and Matching Contribution Account on account of financial hardship, subject to the limitations of this subsection. A distribution is on account of hardship only if the distribution both (i) is made on account of an immediate and heavy financial need of the Eligible Employee as determined under subsection 10(b)(ii) and (ii) is necessary to satisfy such financial need as determined under subsection 10(b)(iii).

(ii) Need. A distribution shall be deemed to be made on account of immediate and heavy financial need of the Eligible Employee if the distribution is on account of (i) medical expenses described in section 213(d) of the Code incurred or anticipated to be incurred by the Eligible Employee, the Eligible Employee’s spouse or any dependent of the Eligible Employee (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income)); (ii) purchase (excluding mortgage payments) of a principal residence for the Eligible Employee; (iii) payment of tuition, room and board, and related educational fees for up to the next 12 months of post-secondary education for the Eligible Employee, the Eligible Employee’s spouse or any dependent of the Eligible Employee (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (iv) the need to prevent the eviction of the Eligible Employee from his principal residence or foreclosure on the mortgage of the Eligible Employee’s principal residence; (v) funeral or burial expenses incurred by the Eligible Employee for the Eligible Employee’s deceased parent, spouse, beneficiary, children or dependent (as defined in section 152 of the Code, without regard to section 152(d)(1)(B) of the Code); (vi) expenses for the repair of damage to the Eligible Employee’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or (vii) such other reason as the Commissioner of Internal Revenue specifies as a deemed immediate and heavy financial need through the publication of regulations, revenue rulings, notices or other documents of general applicability.

(iii) Satisfaction of Need. A distribution shall be deemed to be necessary to satisfy an immediate and heavy financial need of an Eligible Employee only if all of the requirements or conditions set forth below are satisfied or agreed to by the Eligible Employee, as appropriate.

(A) The distribution is not in excess of the amount of the immediate and heavy financial need of the Eligible Employee, including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

(B) The Eligible Employee has obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all plans subject to section 415 of the Code maintained by the Employer or any Related Entity (including, without limitation, the Plan); provided, however, that the Eligible Employee shall not be required to obtain such distributions and loans if the effect of receiving such distributions and loans would be to increase the Eligible Employee’s financial hardship.

(C) The Eligible Employee’s Salary Reduction Contributions and After-Tax Contributions under this Plan and each other plan subject to section 415 of the Code maintained by the Employer or a Related Entity in which the Eligible Employee participates are suspended for six full calendar months after receipt of the distribution.

(iv) Limitation. (A) distributions on account of hardship shall be in cash, (B) distributions on account of hardship shall not include investment earnings on Salary Reduction Contributions that are attributable to periods after 1988, and (C) distributions on account of hardship shall not include any amounts pledged as a Plan loan.

(v) General Rules. Distributions on account of hardship shall be made as soon after the Eligible Employee’s request as is administratively feasible, in accordance with procedures prescribed by the Administrator or its delegate. Such distributions shall be charged proportionately to the Investment Categories, and, effective on and after January 1, 2016, the Employer Stock Fund, in which the Eligible Employee has an account.

(c) In-Service Distributions from Matching Contribution Accounts.

(i) A Member who has completed 60 months as a Member may elect, in accordance with procedures established by the Administrator, to receive a distribution of all or any part of the Matching Contribution Account of the Member determined as of the Valuation Date next succeeding the date of receipt of the request for distribution.

(ii) A Member, regardless of the period of participation of the Member in the Plan, may elect, in accordance with procedures established by the Administrator, to receive a distribution of all or any part of that portion of the Matching Contribution Account of the Member derived from Matching Contributions in excess of Matching Contributions allocated to the Matching Contribution Account of the Member during the 2 Plan Years preceding the Plan Year in which the withdrawal takes place, adjusted for gains, earnings and losses attributable thereto determined as of the Valuation Date next succeeding the date of receipt of the request for distribution.

(d) Withdrawals from After-Tax Contribution and Rollover Accounts. A Member, regardless of the period of participation of the Member in the Plan, may elect, in accordance with procedures established by the Administrator, to withdraw from the After-Tax Contribution Account and Rollover Account of the Member an amount not in excess of the value of such Account(s) determined as of the Valuation Date next succeeding the date of receipt of the request for withdrawal. Distributions from the Member’s After-Tax Contribution Account shall be made first from a Member’s pre-1987 After-Tax Contribution Account and then proportionately from the Member’s post-1986 After-Tax Contribution Account and investment earnings on all After- Tax Contributions.

(e) Qualified Reservist Withdrawals. A Member who is a Qualified Reservist may make a request while on active duty as a Qualified Reservist, by instructions at the time and in the manner prescribed by the Administrator, to withdraw any portion of his Salary Reduction Contribution Account not attributable to outstanding loans.

(f) Qualified Military Service Withdrawals. During any period a Member is performing Qualified Military Service for more than 30 days, such Member shall be treated as having terminated employment with the Employers and may make a request to withdraw any portion of his Salary Reduction Contribution Account not attributable to outstanding loans. For purposes of the foregoing, if such Member elects to receive a withdrawal, then such Member may not make any Salary Reduction Contributions or After-Tax Contributions during the 6- month period beginning on the date of the withdrawal.

(g) Rules Governing In-Service Distributions.

(i) In the event a Member requests a distribution pursuant to subsections 10(a) through 10(e), the distribution shall be paid to the Member as soon as is reasonably practicable after the Valuation Date next succeeding the date of receipt of the written request for such distribution. If a Member’s termination of employment occurs after an election is made in accordance with these subsections, but prior to distribution of the full amount elected, such election shall be automatically void and the benefits the Member or the Member’s beneficiary are entitled to receive under the Plan shall be distributed in accordance with the preceding provisions of this Section.

(ii) No distribution made pursuant to subsections 10(a), 10(c) or 10(d) may be for an amount which is less than the lesser of: (i) $250; or (ii) that portion of the Member’s Salary Reduction Contribution Account, Matching Contribution Account, After-Tax Contribution Account or Rollover Account (whichever is applicable) that is subject to withdrawal pursuant to such subsection.

(iii) A Member may not make more than one withdrawal pursuant to each of subsections 10(c) or 10(d) in any Plan Year.

(h) Pledged Amounts. Notwithstanding anything in this Section 10 to the contrary, no Member shall be permitted to withdraw any portion of his Account that has been pledged as security for a loan and allocated to his Loan Account under Section 11.

(i) Designation of Distribution. With respect to any in-service distribution hereunder that consists in whole or in part of Salary Reduction Contributions, the Member shall designate the extent to which such distribution of Salary Reduction Contributions consists of Designated Roth Contributions from the Member’s Designated Roth Contribution Account and the extent that such withdrawals are Before-Tax Contributions from the Member’s Before-Tax Contribution Account and in the event that any such designation is not made or is incomplete, such withdrawals shall be treated as withdrawals of Designated Roth Contributions to the extent Designated Roth Contributions were made to the Plan and, to the extent that the withdrawal exceeds such Designated Roth Contributions, such withdrawal shall be treated as Before-Tax Contributions.

(k) Dividend Distributions in Respect of the Employer Stock Fund. Dividends shall be allocated to the Accounts of each Member, any portion of whose Account balance is invested in the Employer Stock Fund in accordance with paragraph (b) of Section 6, based upon the total number of shares of Common Stock represented by the Member’s proportionate share of the Employer Stock Fund as of such date as may be determined from time to time by the Administrator on or before each dividend record date. Cash dividends shall be reinvested in Common Stock (through the Employer Stock Fund) unless the Member (or his or her beneficiary) elects, at the time and in the manner prescribed by the Administrator, to receive a cash distribution in an amount equal to such dividend, payable not later than 90 days after the end of the Plan Year in which such dividend was paid.

SECTION 11. LOANS

(a) Permissibility. Each Member who is an Employee of the Employer and any other Member who is a Party in Interest may apply for a loan from the Plan in the manner and pursuant to the procedures prescribed by the Administrator or its delegate. The minimum principal amount of any loan, at the time it is made, shall be $500 for any general purpose loan and $ 1,000 for any primary residence loan. The proceeds of any loan shall be disbursed to the Member in cash. A Member is permitted only one loan in any 12-month period; provided, however, that only three loans may be outstanding at any time.

(b) Application. Subject to such uniform and nondiscriminatory rules as may from time to time be adopted by the Administrator, the Trustee, upon application by such Member, in the manner and pursuant to the procedures prescribed by the Administrator or its delegate, may make a loan or loans to such applicant. No loan shall be granted if the Member has three loans outstanding, or if proceeds of a prior loan were issued to the Member at any time during the Plan Year in which the application is made.

(c) Limitation on Amount. Loans shall be at least $500 for any general purpose loan and at least $1,000 for any primary residence loan, and in no event shall total loans exceed the lesser of (i) 50% of the Member’s Account as of the date on which the loan is made, or (ii) $50,000, reduced by the excess, if any, of (A) the highest outstanding balance of all loans during the 12 months prior to the time the new loan is to be made over (B) the outstanding balance of loans made to the Member on the date such new loan is made. Loans under any other qualified plan sponsored by the Employer and all Related Entities shall be aggregated with loans under the Plan in determining whether or not the limitation stated herein has been exceeded.

(d) Equality of Borrowing Opportunity. Loans shall be available to all Members who are Parties in Interest on a reasonably equivalent basis. Loans shall not be made available to Members who are or were highly compensated employees (within the meaning of section 414(q) of the Code) in an amount greater than the amount available to other Members.

(e) Loan Statement. Every Member receiving a loan hereunder shall receive a statement from the Administrator clearly reflecting the charges involved in each transaction, including the dollar amount and annual interest rate of the finance charges. The statement shall provide all information required to meet applicable “truth-in-lending” laws.

(f) Restriction on Loans. The Administrator shall not approve any loan if it is the belief of the Administrator that such loan, if made, would constitute a prohibited transaction (within the meaning of section 406 of ERISA or section 4975(c) of the Code), would constitute a distribution taxable for federal income tax purposes, would imperil the status of the Plan or any part thereof under section 401(k) of the Code or would constitute, for a Member who is subject to Rule 16b-3 under section 16 of the Securities Exchange Act of 1934, would constitute a violation of such Rule or section.

(g) Loans as Account Investments. All loans shall be considered as fixed income investments of a segregated account of the Member (the “Loan Account”) directed by the Member. Accordingly, the following conditions shall prevail with respect to each such loan:

(i) Security. All loans shall be secured by the portion of the Member’s Account allocated to the Loan Account pursuant to subsection 11(g)(vii), which shall not exceed 50% of the Member’s Account as of the date on which the loan is made, and by the pledge of such further collateral as the Administrator, in its discretion, deems necessary to assure repayment of the borrowed amount and all interest to be accrued thereon in accordance with the terms of the loan.

(ii) Interest Rate. Interest shall be charged at a rate to be fixed by the Administrator and, in determining the interest rate, the Administrator shall take into consideration interest rates currently being charged on similar commercial loans by persons in the business of lending money in the same geographic area.

(iii) Loan Term. Loans shall be for terms of up to 60 consecutive calendar months. However, if the loan will be used to acquire the Member’s principal residence, the term of the loan must be for a minimum term of five years and may have a maximum term of not greater than the lesser of (A) the time until the Member attains his Normal Retirement Date or (B) thirty years. Loans shall be non-renewable and non-extendable.

(iv) Promissory Note. Any loan made to a Member under this Section 11 shall be evidenced by a promissory note. Such promissory note shall contain the irrevocable consent of the Member to the payroll withholding described in subsection 11(g)(v), if applicable. The Administrator shall have the right to require the Member to execute a revised promissory note if the Administrator determines it is necessary to comply with ERISA or the Code.

(v) Repayment. Loans shall be repaid in level installments in each payroll period through payroll withholding; provided, however, that:

(A) a Member who is not an Employee of the Employer but who (1) is a Party in Interest or (2) continues scheduled payments subject to the rules described in subsection (g)(viii)(A)(2); or

(B) a Member who is an Employee of the Employer but for whom the Administrator has determined that payroll withholding is not practicable, shall repay by certified check or in such other manner directed by the Administrator. Loans may be prepaid in full, without penalty, on any installment payment date. Partial prepayment is not permitted.

(vi) Loan Fees. Fees properly chargeable in connection with a loan may be charged, in accordance with a uniform and nondiscriminatory policy established by the Administrator, against the Account of the Member to whom the loan is granted.

(vii) Loan Account.

(A) A portion of the Member’s Account that is equal to the initial principal amount of any loan made pursuant to this Section 11 shall be transferred, upon the approval of the loan application and disbursement of the initial principal amount to the Member, to a Loan Account established for the Member. If a Member does not elect an allocation method in accordance with subsection 11(b) and if a Member’s Account is invested in more than one Investment Category or, effective on and after January 1, 2016, the Employer Stock Fund, the transfer shall be made pro-rata from the Investment Categories and Employer Stock Fund in which the Member’s Account is invested.

(B) In the event that any outstanding loan made to a Member is in default as described in subsection 11(g)(viii) or is subject to a grace period as described in subsection 11(g)(viii)(A), the amount allocated to a Member’s Loan Account shall be increased periodically, at such intervals as shall be specified by the Administrator, by an amount equal to the unpaid interest accrued on such loan since the last such increase, if any, pursuant to this subsection 11(g)(vii)(B).

(C) Loan payments to the Plan by the Member shall be invested in the Investment Categories or, effective on and after January 1, 2016, the Employer Stock Fund, on the basis of the Member’s current investment election for future contributions under Section 6. At the same time, the portion of the Member’s Account allocated to the Loan Account shall be reduced by the portion of each loan payment attributable to principal and, in the event that the Member’s Loan Account has been increased by unpaid interest pursuant to subsection 11(g)(vii)(B), by the portion of the loan payment that is attributable to such interest.

(viii) Default and Remedies.

(A) Instances of Default. In the event that:

(1) a Member terminates employment with the Employers and all Related Entities, elects not to continue scheduled payments pursuant to a procedure approved by the Administrator and fails (or, in the case of a deceased Member, the beneficiary fails) to repay the full unpaid balance of the loan plus applicable interest by the 90th day following the due date of the first scheduled payment that the Member fails to make;

(2) a Member terminates employment with the Employers and all Related Entities, elects to continue scheduled payments pursuant to a procedure approved by the Administrator and fails to make two consecutive scheduled payments;

(3) the loan is not repaid by the time the promissory note matures;

(4) a Member revokes or attempts to revoke any payroll withholding authorization for repayment of the loan without the consent of the Administrator;

(5) a Member (other than a Member who has terminated employment and continues scheduled payments subject to the rules described in subsection (g)(viii)(A)(2)) fails to pay any installment when due;

(6) a Member fails to execute a revised promissory note pursuant to subsection 11(g)(iv)); or

(7) distributions under subsection 9(a) to a Member who has reached his Mandatory Distribution Date would require distribution of amounts allocated to the Member’s Loan Account,

before a loan is repaid in full, the unpaid balance of the loan, with interest due thereon, shall become immediately due and payable. Notwithstanding anything in this subsection 11(g)(viii) to the contrary, a Member’s loan shall become due and payable immediately upon the Member’s termination of employment without regard to the grace period (I) if the term of the loan would otherwise expire prior to the end of the otherwise applicable grace period or (II) if permitting amounts due to remain unpaid to the end of the otherwise applicable grace period would, if the Member failed to make payment during that period, cause the amount due under the loan (principal and interest) to exceed the maximum loan amount described in the first sentence of subsection 11(c).

(B) Remedies. In the event that a loan becomes immediately due and payable (in “default”) pursuant to subsection 11(g)(viii)(A), the Member (or his beneficiary in the event of his death) may satisfy the loan by paying the outstanding balance in full. Otherwise, the Member’s Account shall be reduced by the amount allocated to his Loan Account before any benefit which is or becomes payable to the Member or his beneficiary is distributed. In the case of a benefit which becomes payable to the Member or his beneficiary pursuant to the Member’s death, termination of employment or attainment of age 59-1/2, the reduction described in the preceding sentence shall occur on the earliest date following such default on which the Member or beneficiary could receive payment of such benefit, had the proper application been filed or election been made, regardless of whether or not payment is actually made to the Member or beneficiary on such date. In the case of a benefit which becomes payable under any other Plan provision, the reduction shall occur on the date such benefit is paid to the Member.

SECTION 12. AMENDMENT AND TERMINATION

(a) Amendment. The board of directors of the Company (or a committee thereof) may at any time and from time to time amend or modify this Plan in any manner deemed by the board of directors of the Company to be necessary or desirable, provided, however, that in the case of any amendment or modification that would not result in an aggregate annual cost to the Company of more than $50,000,000, the Plan may be amended or modified by action of the Chief Human Resources Officer (with the consent of the Chief Executive Officer in the case of a discretionary amendment or modification expected to result in an increase in annual expense or liability account balance exceeding $250,000) or another executive officer holding title of equivalent or greater responsibility.

(b) Termination. While it is the Company’s intention to continue the Plan in operation indefinitely, the Company, nevertheless, expressly reserves the right, at any time by resolution of the Board of Directors or the Compensation Committee thereof, to terminate the Plan in whole or in part or discontinue contributions in the event of unforeseen conditions. Any such termination, partial termination or discontinuance of contributions shall be effected only upon condition that such action is taken as shall render it impossible for any part of the Fund to be used for, or diverted to, purposes other than the exclusive benefit of the Members and their beneficiaries. Notwithstanding any provision of this Plan to the contrary, no distribution shall be made pursuant to this subsection 12(b) solely due to the termination of this Plan if, within the meaning of applicable Treasury Regulations, the employer establishes or maintains an alternative defined contribution plan.

(c) Conduct on Termination. If the Plan is to be terminated at any time, the Company shall give written notice to the Trustee. The Trustee shall thereupon revalue the assets of the Fund and the accounts of the Members as of the date of termination, partial termination or discontinuance of contributions and, after discharging and satisfying any obligations of the Plan, shall allocate all unallocated assets to the Accounts of the Members at the date of termination, partial termination or discontinuance of contributions as provided for in subsection 12(b). Upon termination, partial termination or discontinuance of contributions the Accounts of Members affected thereby shall remain fully vested. The Administrator, in its sole discretion, shall instruct the Trustee either (i) to pay over to each affected Member his Account or (ii) to continue to control and manage the Fund for the benefit of the Members to whom distributions will be made in later periods at the time provided in Sections 8 and 10 and in the manner provided in Section 9.

SECTION 13. LIMITATION OF RIGHTS

(a) Alienation. None of the payments, benefits or rights of any Member shall be subject to any claim of any creditor of such Member and, in particular, to the fullest extent permitted by law, shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Member. No person or entity shall have any legal or equitable right to any portion of the Fund except as expressly provided in the Plan. No Member shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary or beneficiaries in accordance with the Plan. A loan made to an Eligible Employee or the pledging of the Eligible Employee’s Account as security therefor, both pursuant to Section 11, shall not be a violation of this subsection 13(a).

(b) Exceptions. Subsection 13(a) shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Member under (1) a qualified domestic relations order within the meaning of section 414(p) of the Code, (2) a federal tax levy made pursuant to section 6331 of the Code, or (3) subject to the provisions of section 401(a)(13) of the Code, a judgment, order, decree or settlement agreement between the Member and the Secretary of Labor or the Pension Benefit Guaranty Corporation relating to a violation (or an alleged violation) of part 4 of subtitle B of title I of ERISA.

(c) Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefit shall be construed as giving any Member or Employee, or any person whomsoever, any legal or equitable right against the Company, any Employer, the Trustee, or the Administrator, unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator, the Company or any Employer in accordance with the terms and provisions of the Plan or as giving any person the right to be retained in the employ of the Company or any Employer. All Eligible Employees and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

SECTION 14. MERGERS, CONSOLIDATIONS OR TRANSFERS OF PLAN ASSETS

Pursuant to action by the Committee or its authorized delegate, the Plan may be merged or consolidated with, or a portion of its assets and liabilities may be transferred to, another qualified plan. In the case of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other plan, each Member in the Plan must be entitled to receive a benefit immediately after the merger, consolidation, or transfer calculated as if the Plan were then to terminate which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had been terminated.

SECTION 15. PARTICIPATION BY OTHER EMPLOYERS

(a) Adoption of Plan. With the consent of the Company, any entity may become a participating Employer under the Plan by (a) taking such action as shall be necessary to adopt the Plan and (b) executing and delivering such instruments and taking such other action as may be necessary or desirable to put the Plan into effect with respect to such entity

(b) Withdrawal from Participation. Any Employer shall terminate its participation in the Plan at any time, under such circumstances as the Company may provide, by delivering to the Company a duly certified copy of a resolution of its board of directors (or other governing body) to that effect, or by ceasing to be a member of the same controlled group as the Company (within the meaning of section 1563(a) of the Code). A complete discontinuance of contributions by an Employer shall be deemed a termination of such Employer’s participation in the Plan for purposes of this Section.

(c) Company as Agent for Employers. Each entity that becomes a participating Employer pursuant to subsection 15(a) or Section 16 by so doing shall be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authorities hereby conferred upon the Company by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company to act as such agent shall continue unless and until the portion of the Fund held for the benefit of Employees of the particular Employer and their beneficiaries is set aside in a separate trust.

SECTION 16. CONTINUANCE BY A SUCCESSOR

In the event that the Employer is reorganized by way of merger, consolidation, transfer of assets or otherwise, so that another entity succeeds to all or substantially all of the Employer’s business, such successor entity may be substituted for the Employer under the Plan by adopting the Plan and becoming a party to the Fund agreement. Contributions by the Employer shall be automatically suspended from the effective date of any such reorganization until the date upon which the substitution of such successor entity for the Employer under the Plan becomes effective. If, within 90 days following the effective date of any such reorganization, such successor entity shall not have elected to become a party to the Plan, or if the Employer adopts a plan of complete liquidation other than in connection with a reorganization, the Plan shall be automatically terminated with respect to Employees of such Employer as of the close of business on the 90th day following the effective date of such reorganization or as of the close of business on the date of adoption of such plan of complete liquidation, as the case may be, and the Administrator shall direct the Trustee to distribute the portion of the Fund applicable to such Employer.

If such successor entity is substituted for an Employer by electing to become a party to the Plan as described above, then, for all purposes of the Plan, employment of such Employee with such Employer, including service with and compensation paid by such Employer, shall be considered to be employment with an Employer.

SECTION 17. MEMBERS’ STOCKHOLDER RIGHTS

(a) Voting Shares of Common Stock. Each Member and beneficiary shall be entitled to direct the Trustee as to the exercise of any voting rights attributable to shares of Common Stock then allocated to his or her Account and the Trustee shall vote such shares according to the voting directions of the Member or beneficiary that have been timely submitted to the Trustee on forms provided by the Trustee for such purpose. Members and beneficiaries shall be permitted to direct the Trustee as to the exercise of any voting rights, including, but not limited to, any corporate matter that involves the voting of shares of Common Stock with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or similar transaction prescribed in regulations. The Trustee shall with respect to any matter vote the shares of Common Stock credited to Members’ Accounts with respect to which the Trustee does not timely receive voting instructions in the same proportion as to shares the Trustee has received voting instructions. Written notice of any meeting of stockholders of the Company and a request for voting instructions shall be given by the Administrator or the Trustee, at such time and in such manner as the Administrator shall determine, to each Member or beneficiary entitled to give instructions for voting shares of Common Stock at such meeting. The Administrator shall establish and pay for a means by which Members and beneficiaries can expeditiously deliver such voting instructions to the Trustee. All instructions delivered by Members or beneficiaries shall be confidential and shall not be disclosed to any person, including the Employer.

(b) Tender Offers. In the event a tender offer is made generally to the stockholders of the Company to transfer all or a portion of their shares of Common Stock in return for valuable consideration, including but not limited to, offers regulated by section 14(d) of the Securities Exchange Act of 1934, as amended, each Member or beneficiary shall be entitled to direct the Trustee regarding how to respond to any such tender offer with respect to the number of shares of Common Stock then allocated to his or her Account and the Trustee shall vote such shares according to the voting directions of the Member or beneficiary that have been timely submitted to the Trustee on forms provided by the Trustee for such purpose. A Member or beneficiary shall not be limited in the number of directions to tender or withdraw from tender that he or she can give, but shall not have the right to give directions to tender or withdraw from tender after a reasonable time established by the Trustee pursuant to this Section. The Trustee shall with respect to a tender offer decline to vote the shares of Common Stock credited to Members’ Accounts with respect to which the Trustee does not timely receive directions on how to respond to any such tender offer. All such directions shall be confidential and shall not be disclosed to any person, including the Employer.

Within a reasonable time after the commencement of a tender offer, the Administrator shall provide to each Member and beneficiary:

(i)	the offer to purchase as distributed by the offeror to the stockholders of the Company,

(ii)	a statement of the shares of Common Stock allocated to his or her Account, and

(iii)	directions as to the means by which a Member can give directions with respect to the tender offer.

The Administrator shall establish and pay for a means by which a Member and beneficiary can expeditiously deliver directions to the Trustee with respect to a tender offer. The Administrator shall transmit or cause to be transmitted to the Trustee aggregate numbers of shares to be tendered or withheld from tender representing directions of Members and beneficiaries. The Administrator, at its election, may engage an agent to receive directions from Members and beneficiaries and transmit them to the Trustee. The Trustee may establish a reasonable time, taking into account the time restrictions of the tender offer, after which it shall not accept directions of Members or beneficiaries.

Notwithstanding the foregoing, with respect to a tender offer for the purchase or exchange of less than five percent (5%) of the outstanding shares of Common Stock, the Investment Office shall direct the Trustee with respect to the sale, exchange or transfer of the shares of Common Stock held in the Trust Fund, and the Trustee shall follow the direction of the Investment Office.

SECTION 18. MISCELLANEOUS

(a) Reversions. In no event, except as hereafter provided, shall the Trustee return to the Company or other Employer any amount contributed to the Plan.

(i) Mistake of Fact. In the case of a contribution made by a good faith mistake of fact, the Trustee shall return the erroneous portion of the contribution, without increase for investment earnings, but with decrease for investment losses, if any, within one year after payment of the contribution to the Fund.

(ii) Deductibility. To the extent deduction of any contribution determined by the Company in good faith to be deductible is disallowed, or such contribution is otherwise nondeductible and recovery thereof is permitted, the Trustee shall return that portion of the contribution, without increase for investment earnings but with decrease for investment losses, if any, for which deduction has been disallowed or recovery is otherwise permitted within one year after the disallowance of the deduction or as otherwise permitted by applicable administrative rules.

(iii) Deferral Tests. This subsection shall not preclude refunds made in accordance with subsections 4(e)(i) and 4(f)(ii).

(iv) Limitation. No return of contributions shall be made under this subsection which adversely affects the Plan’s qualified status under regulations, rulings or other published positions of the Internal Revenue Service.

(b) Expenses. The expenses of the Trustee in the administration of the Fund, including compensation, if any, to the Trustee for its services, shall be paid by the Company or the Employers. All costs and expenses incurred in the operation of the Fund, to the extent not described in the preceding sentence, and all costs and expenses incurred in the operation of the Plan or the Fund, as applicable, including, but not limited to, “direct expenses” incurred in administering the Plan and the Fund (including compensation paid to any employee of an Employer or a Related Entity who is engaged in the administration of the Plan or the Fund), the expenses of the Plan Administrator, the Investment Fiduciary and the Corporate Investment Committee, the fees of counsel and any agents for the Trustee, the Plan Administrator, the Investment Fiduciary or the Corporate Investment Committee, and the fees of investment managers that manage assets of the Fund, as applicable, shall be paid by the Trustee from the Fund in such proportion as the Investment Fiduciary, in its sole discretion, shall determine, to the extent such expenses are not paid by the Employers and to the extent permitted under ERISA, regulations and other applicable laws. Notwithstanding the foregoing, the Plan Administrator or the Investment Fiduciary may authorize an Employer to act as an agent of the Plan to pay any expenses, and the Employer shall be reimbursed from the Fund for such payments.

(c) Applicable Law. Except to the extent preempted by applicable federal law or otherwise provided under the terms of the Plan, the Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

(d) Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(e) Limitation of Rights. A Member or distributee shall have no right, title or claim in or to any specific asset of the Fund, but shall have the right only to distributions from the Fund on the terms and conditions herein provided.

(f) Pronouns. The use of the masculine pronoun shall be extended to include the feminine gender wherever appropriate.

IN WITNESS WHEREOF, and as evidence of the adoption of this amended and restated Plan, the Company has caused this Plan to be signed by its duly authorized officer on this 18th day of December, 2015.

EXELON CORPORATION

By:	/s/ Amy E. Best
Amy E. Best
Senior Vice President and Chief Human Resources Officer